As filed with the Securities and Exchange Commission on September 8, 2003
                                Registration No.
 ==============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               ___________________

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                               ___________________

                           iGAMES ENTERTAINMENT, INC.
                           --------------------------
                 (Name of Small Business Issuer in Its Charter)

           Nevada                          7371                  88-0501468
           ------                          ----                  ----------
State or Other Jurisdiction of  (Primary Standard Industrial  (I.R.S. Employer
Incorporation or Organization)   Classification Code Number) Identification No.)

                          5333 South Arville, Suite 207
                             Las Vegas, Nevada 89118
                                 (800) 530-1558
                          -----------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  Jeremy Stein
                      President and Chief Executive Officer
                           iGames Entertainment, Inc.
                          5333 South Arville, Suite 207
                             Las Vegas, Nevada 89118
                                 (800) 530-1558
                          -----------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                               ___________________

                          Copies of communications to:
                               James Dodrill, Esq.
                    The Law Office of James G. Dodrill II, PA
                                5800 Hamilton Way
                              Boca Raton, FL 33496
                               Tel: (561) 862-0529
                               Fax: (561) 862-0927
                               ___________________

        Approximate date of commencement of proposed sale to the public:
    From time to time as described in the Prospectus after the effective date of this Registration Statement.
                               ___________________

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), check the following box. |X|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
                               ___________________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
                               ___________________

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
                               ___________________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|
                               ___________________

                                                CALCULATION OF REGISTRATION FEE
 ============================================================================================================================
                                                              Proposed Maximum       Proposed Maximum
       Title of Each Class of             Amount to          Offering Price per     Aggregate Offering          Amount of
     Securities to be Registered        be Registered               Share                  Price             Registration Fee
 ----------------------------------------------------------------------------------------------------------------------------
 Common stock, par value $.001 per
    share...........................      2,200,000               $0.43(1)             $  946,000(1)             $ 76.53
 ----------------------------------------------------------------------------------------------------------------------------
 Common stock, par value $.001 per
    share issuable upon exercise of
    warrants(2).....................      1,015,000               $0.43(1)             $  436,450(1)             $ 35.31
 ----------------------------------------------------------------------------------------------------------------------------
 Total..............................      3,215,000                                    $1,382,450                $111.84
 ============================================================================================================================

(1) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457 of the Securities Act of 1933.

(2) Consists of shares of common stock issuable upon exercise of common stock purchase warrants.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

 ==============================================================================

The information in this prospectus is not complete. These securities may not be sold nor may offers to buy be accepted pursuant to this prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.

PROSPECTUS

                                3,215,000 Shares

                           iGames Entertainment, Inc.

                                  Common Stock

                                 _______________

         The selling shareholders identified in this prospectus may offer and sell up to 3,215,000 shares of our common stock. 2,200,000 of the shares offered under this prospectus are issued and outstanding and up to 1,015,000 are issuable upon exercise of common stock purchase warrants previously issued to the selling shareholders.

         Our common stock currently trades on the Electronic Bulletin Board under the symbol "IGMS" On August 22, 2003, the closing bid price of the common stock as reported on the Electronic Bulletin Board was $0.49 per share.

         All shares of common stock offered for sale by the selling shareholders are being offered on a "best efforts" basis at prices established on the Over-the-Counter Bulletin Board or privately negotiated prices during the term of this offering. These prices will fluctuate based on the demand for the shares of common stock.

         We will not receive any proceeds from the sale of the shares by the selling shareholders. The selling shareholders will receive all of the proceeds from the sale of the shares and will pay all selling commissions, if any, applicable to the sale of the shares. We will pay the expenses of registration of the sale of the shares.

                                 _______________

                  Investing in our common stock involves a high
                    degree of risk. Please see "Risk Factors"
                     beginning on page 5 of this prospectus.

                                 _______________

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                 _______________

                The date of this prospectus is September 8, 2003

                                TABLE OF CONTENTS
                                                                            Page

PROSPECTUS SUMMARY.............................................................3

RISK FACTORS...................................................................5

FORWARD-LOOKING INFORMATION....................................................8

USE OF PROCEEDS................................................................9

CAPITALIZATION.................................................................9

PLAN OF OPERATIONS............................................................10

DIVIDEND POLICY...............................................................17

BUSINESS......................................................................17

MANAGEMENT....................................................................25

RELATED PARTY TRANSACTIONS....................................................29

PRINCIPAL SHAREHOLDERS........................................................29

SELLING SHAREHOLDERS..........................................................30

PLAN OF DISTRIBUTION..........................................................32

DESCRIPTION OF CAPITAL STOCK..................................................33

LEGAL MATTERS.................................................................35

EXPERTS.......................................................................35

WHERE YOU CAN FIND MORE INFORMATION...........................................35

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS...................................F-1

         You should rely only on the information contained in this prospectus. Neither we nor the selling shareholder have authorized anyone to provide you with information different from that contained in this prospectus. The selling shareholders are offering to sell, and seeking offers to buy, common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the common stock.

         "SMS Wizard", "iGamesCasinoware", "Market Challenge 2.0", "Protector" and "iGames TV" are Trademarks of iGames. All other trademarks or service marks appearing in this prospectus are the property of their respective holders.

 ------------------------------------------------------------------------------
                               PROSPECTUS SUMMARY

         This summary highlights information included elsewhere in this prospectus. You should carefully review the more detailed information and financial statements included in this prospectus, including the "Risk Factors" section beginning on page 5. Please note that throughout this prospectus, the words "we," "our," "us" and "iGames" refer to iGames Entertainment, Inc. and not to the selling shareholders.

                           iGames Entertainment, Inc.

            iGames Entertainment specializes in the development, manufacturing, marketing, and distribution of gaming and security applications for the casino, hospitality, and entertainment industries. The Company focuses on the creation of proprietary technology and is presently recognized for its patented slot machine security technology, The Protector(TM). In addition, the Company has recently launched Table-Slots(TM), a table game that blends the concept of slot machine play with traditional card play. iGames Entertainment will continue to target three areas for strategic growth : casino gambling, gambling on cruise ships, and sales of the Company's proprietary products through distributors and manufacturer OEM agreements.

            Our technical and development staff is comprised of experienced professionals with a knowledge base covering all aspects of land based casino game development. Our proprietary gaming products are developed from our South Florida offices comprised of management, research and development, quality control and marketing departments.

            We were originally incorporated in the State of Florida on May 9, 2001 under the name Alladin Software, Inc. On June 25, 2001, we changed our name to iGames Entertainment, Inc. On July 10, 2001, iGames Entertainment, Inc. was incorporated in Nevada, and iGames Entertainment, Inc., a Florida corporation, became a wholly-owned subsidiary. Our revenues to date have been generated by the sale or lease of our Protector anti-slot cheating device. Our principal executive offices are located at 5333 South Arville, South 207, Las Vegas, Nevada 89118. Our phone number is (800) 530-1558. Our Internet address is www.igamesentertainment.com." The information on our Web site is not part of this prospectus.
                                  The Offering

         Of the shares of common stock offered by this prospectus, 2,200,000 shares are currently outstanding and up to 1,015,000 shares are issuable to the selling shareholders upon exercise of common stock purchase warrants previously issued to them.

Maximum common stock offered by
the selling shareholders .............    3,215,000 shares

Common stock outstanding before
the offering .........................   13,675,000 shares (1)

Common stock outstanding after
the offering .........................   14,690,000 shares (2)

Use of proceeds.......................   We will not receive any proceeds from
                                         the sale of the common stock offered by
                                         this prospectus except upon the
                                         exercise of the 1,015,000 warrants
                                         being registered which we will receive
                                         $1,015,000 in proceeds upon there
                                         exercise. See "Use of Proceeds."
Footnotes:

(1) Excludes the 1,015,000 shares subject to common stock purchase warrants that are being offered by this prospectus.

(2) Includes the 1,015,000 shares subject to common stock purchase warrants that are being offered by this prospectus.

                             Summary Financial Data

         The following table summarizes our financial information. You should read this information together with the financial statements and notes to the financial statements appearing elsewhere in this prospectus. See also "Plan of Operations."

                                    For the        For the          For the
                                   Year Ended    Three Months     Three Months
                                    March 31,   Ended June 30,   Ended June 30,
                                      2003           2003             2002
                                  -----------   --------------   --------------
                                                  (unaudited)      (unaudited)
Statement of Operations Data:
  Total Revenue ................  $   140,614    $      1,740       $        0
  Net Operating Loss ...........   (2,311,537)       (421,295)        (552,331)
  Net Loss .....................   (2,330,268)       (424,937)        (552,271)
  Net Loss per Common Share -
   Basic and Diluted ...........        (0.23)          (0.03)           (0.06)
  Weighted Average Common Shares
   Outstanding - Basic and
   Diluted .....................   10,085,385      12,855,000        8,545,000



                                  March 31, 2003   June 30, 2003
                                  --------------   -------------
                                                    (unaudited)
Balance Sheet Data:
  Cash .........................    $ 409,082       $  225,024
  Working Capital ..............      377,704          287,094
  Total Assets .................      988,770        1,013,679
  Total Stockholders' Equity ...      819,707          719,520

                                  RISK FACTORS

         You should carefully consider the risks described below before deciding whether to invest in shares of our common stock. Any investment in our common stock involves a high degree of risk. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us may also impair our operations and business.

         If we do not successfully address any of the risks described below, there could be a material adverse effect on our financial condition, operating results and business, and the trading price of our common stock may decline and you may lose all or part of your investment. We cannot assure you that we will successfully address these risks.

         BECAUSE WE HAVE A LIMITED OPERATING HISTORY, OUR BUSINESS IS DIFFICULT TO EVALUATE.
         -----------------------------------------------------------------------

         We were formed in May 2001 and have a limited operating history. An investor in our common stock must consider the risks and difficulties frequently encountered by early stage companies in new and rapidly evolving markets, particularly those involved in the gaming and online entertainment industries. We expect our operating expenses to increase significantly, especially in the areas of development, marketing and promotion.

         WE HAVE SUFFERED LOSSES SINCE OUR FORMATION AND WE ANTICIPATE THAT WE WILL LOSE MONEY IN THE FORESEEABLE FUTURE. ACCORDINGLY, WE MAY NOT BE ABLE TO ACHIEVE PROFITABLE OPERATIONS.
         -----------------------------------------------------------------------

         Our losses for the year ended March 31, 2003 are $2,330,268. We expect to encounter difficulties as an early stage company in the rapidly evolving software development and Internet gaming markets. We expect to incur significant operating and capital expenditures and, as a result, we expect significant net losses in the future. We will need to generate significant revenues to achieve and maintain profitability. We may not be able to achieve profitable operations.

         WE NEED ADDITIONAL FINANCING AND THERE IS NO ASSURANCE IT CAN BE OBTAINED; AND ANY SUCH FUTURE FINANCINGS MAY SIGNIFICANTLY DILUTE YOUR EQUITY INTEREST IN OUR STOCK.
         -----------------------------------------------------------------------

         We currently have insufficient capital to meet our development plans for new gaming products, and require an inflow of additional capital or financing. We expect to attempt future financings over the next several years in which we anticipate efforts to raise additional capital. There can be no assurances that such financings will ever be completed, but any such financings could involve a dilution of the interests of our shareholders upon the issuance of additional shares of common stock and other securities. To the extent we will need additional financing in the immediate or near future to implement our business plan, attaining such additional financing may not be possible. Even if additional capital is otherwise available, the terms on which such capital may be available may not be commercially feasible or advantageous to us or our shareholders.

         WE HAVE LIMITED INTELLECTUAL PROPERTY PROTECTION AND THERE IS RISK THAT OUR COMPETITORS WILL BE ABLE TO APPROPRIATE OUR TECHNOLOGY.
         -----------------------------------------------------------------------

         Our ability to implement successfully our gaming software concepts will depend in part on our ability to further establish "brand equity" through the use of our trademarks, service marks, trade dress and other proprietary intellectual property, including our name and logos and unique features of our entertainment software. It is our policy to seek to protect and to defend vigorously our rights to this intellectual property, and any failure to do so could have a material adverse effect on our operations.

         There is no assurance that any of our rights in any of our intellectual property will be enforceable, even if registered, against any prior users of similar intellectual property. The failure to enforce any of our intellectual property rights could have the effect of reducing our ability to establish brand equity. It is also possible that we will encounter claims from prior users of similar intellectual property in areas where we operate or intend to conduct operations, thereby limiting our operation, and possibly causing us to pay damage to a prior user or registrant of similar intellectual property.

         As part of our business plan, we anticipate increasing our revenues, expanding potential sources of content and enhancing awareness of our brand name. We cannot assure you that our development plan, as well as our overall business strategy, will be successful. Furthermore, adding divisions for expansion will require additional experienced personnel who may not be available. In addition, if we abandon a project during development, or if a gaming solution is not profitable, we may have incurred substantial costs which may not be recoverable.

         UNEXPECTED MATERIAL CHANGES IN CONSUMER TASTES AND DEMOGRAPHIC TRENDS OR A DOWNTURN IN NATIONAL, REGIONAL AND LOCAL ECONOMIC CONDITIONS MAY ADVERSELY AFFECT OUR BUSINESS.
         -----------------------------------------------------------------------

         Due to these factors, we do not know whether our business model will ultimately be viable and profitable.

         Our ability to remain competitive in our area of business will depend, in part, on our ability to:

o enhance and improve the responsiveness, functionality and features of our gaming products;

o        continue to develop our technical expertise; and

o develop and introduce new services and technology to meet changing customer needs and preferences.

         WE MUST INFLUENCE AND RESPOND TO EMERGING INDUSTRY STANDARDS AND OTHER TECHNOLOGICAL CHANGES IN A TIMELY AND COST EFFECTIVE MANNER, AND LICENSE LEADING TECHNOLOGIES USEFUL IN OUR BUSINESS.
         -----------------------------------------------------------------------

         We cannot assure you that we will be successful in responding to the above technological and industry challenges in a timely and cost-effective way. If we are unable to integrate new technologies and standards effectively, there could be an adverse effect on our results of our operations.

         OUR BUSINESS PLAN IS BASED, IN PART, ON ESTIMATES AND ASSUMPTIONS WHICH MAY PROVE TO BE INACCURATE AND ACCORDINGLY OUR BUSINESS PLAN MAY NOT SUCCEED.
         -----------------------------------------------------------------------

         The discussion of our business incorporates management's current best estimate and analysis of the potential market, opportunities and difficulties that we face. There can be no assurances that the underlying assumptions accurately reflect our opportunities and potential for success. Competitive and economic forces on marketing, distribution and pricing of our products make forecasting of sales, revenues and costs extremely difficult and unpredictable.

         IF WE LOSE THE SERVICES OF A NUMBER OF KEY EMPLOYEES, OUR BUSINESS COULD SUFFER.
         -----------------------------------------------------------------------

         Our success is highly dependent upon the continued services of Jeremy Stein, an officer and member of our board of directors. In November 2002 we entered into an employment agreement Mr. Stein, there is no term to this agreement, Mr. Stein is an employee at-will. Mr. Stein's compensation is $120,000 per annum with any increases subject to review and approval by our board of directors. Although we entered into an employment agreement with this individual, the loss of his services would have a material adverse effect on our business. There can be no assurances that we would be able to replace this executive in the event his services become unavailable. We do not have any key-man life insurance on any of our employees.


         BECAUSE WE ARE SUBJECT TO THE "PENNY STOCK" RULES, THE LEVEL OF TRADING ACTIVITY IN OUR STOCK, IF ANY, MAY BE REDUCED, WHICH MAY MAKE IT DIFFICULT FOR INVESTORS IN OUR COMMON STOCK TO SELL THEIR SHARES.
         -----------------------------------------------------------------------

         Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock rules adopted by the SEC. Penny stocks, like shares of our common stock, generally are equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on Nasdaq.

         The penny stock rules require a broker-dealer, prior to transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, broker-dealers who sell these securities to persons other than established customers and "accredited investors" must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules, and investors in our common stock may find it difficult to sell their shares.

         MICHELE FRIEDMAN, OUR CHAIRMAN AND A MEMBER OF OUR BOARD OF DIRECTORS, WILL HAVE THE ABILITY TO SIGNIFICANTLY INFLUENCE OUR AFFAIRS, WHICH COULD RESULT IN ACTIONS TAKEN OF WHICH OTHER STOCKHOLDERS DO NOT APPROVE.
         -----------------------------------------------------------------------

         Michele Friedman, member of our Board of Directors currently owns approximately 29.0% of our outstanding common stock and upon completion of the sale of the shares offered by this prospectus will own 28.0% of our outstanding common stock. Accordingly, Ms. Friedman has the ability to control or significantly influence all of our policies by reason of such stock ownership and voting rights. This concentration of ownership may also have the effect of delaying or preventing a change in control of iGames and could adversely affect the market value of our common stock. iGames and could adversely affect the market value of our common stock.

                           FORWARD-LOOKING INFORMATION

         Some of the statements contained in or incorporated by reference in this prospectus discuss our plans and strategies for our respective businesses or state other forward-looking statements. The words "anticipate," "believe," "estimate," "expect," "plan," "intend," "should," "seek," "will," and similar expressions are intended to identify these forward-looking statements, but are not the exclusive means of identifying them. These forward-looking statements reflect the current views of our management. However, various risks, uncertainties and contingencies could cause our actual results, performance or achievements to differ materially from those expressed in, or implied by, these statements, including those identified under "Risk Factors" and elsewhere in this prospectus.

         We assume no obligation to update any forward-looking statements contained in this prospectus, whether as a result of new information, future events or otherwise.

                                 USE OF PROCEEDS

         Since the only shares being offered by this prospectus are owned by selling shareholders, we will not receive any proceeds from the sale of these shares. However, if the common stock purchase warrants are exercised by the selling shareholders, we will receive proceeds in the form of the exercise price. The warrants issued to the selling shareholders for up to 1,015,000 shares of our common stock have an aggregate exercise price of $1,015,000. If we receive any proceeds from the exercise of the warrants, we expect to use them for working capital.

         We estimate that our expenses in connection with this offering will be approximately $16,612.

                                 CAPITALIZATION

         The following table sets forth, as of June 30, 2003, on an actual basis and on a pro forma basis taking into account the issuance of the 3,215,000 shares of iGames common stock offered under this prospectus upon the exercise of the common stock purchase warrants previously issued to the selling shareholders. This information should be read in conjunction with our financial statements and the related notes appearing elsewhere in this prospectus.

         As of April 4, 2002, we have increased our authorized share capital to 55,000,000, of which 50,000,000 is common stock and 5,000,000 is preferred stock. None of our shares of preferred stock is outstanding as of the date of this prospectus.

                                                          June 30, 2003
                                                    ----------------------------
                                                       Actual       Pro Forma(1)
                                                    ------------    ------------

Short-term debt ................................    $   294,159     $   294,159
Long-term debt .................................              0               0
Common stock, $0.001 par value; 50,000,000
shares authorized, 13,305,000 shares issued
and outstanding and 14,690,000 pro forma .......         13,305          14,690
Additional paid-in capital .....................      4,042,850       5,264,565
Accumulated deficit ............................     (3,292,885)     (3,500,985)
Deferred compensation                                   (43,750)        (43,750)
                                                    -----------     -----------

         Total shareholders' equity ............        719,520       1,734,520
                                                    -----------     -----------

Total capitalization ...........................    $ 1,013,679     $ 2,028,679
                                                    ===========     ===========

(1) Represents the exercise of 1,015,000 warrants offered in this registration at an exercise price of $1.00 per share as well as 370,000 shares of our common stock that were issued subsequent to June 30, 2003. The Company will recognize $208,100 in additional expenses related to the issuance of these shares.

                               PLAN OF OPERATIONS

OVERVIEW

         We specialize in the development, manufacturing, marketing, and distribution of gaming and security applications for the casino, hospitality, and entertainment industries. Our focus is on the creation of proprietary technology and is presently recognized for its patented slot machine security technology, The Protector(TM). In addition, we have recently launched Table-Slots(TM), a table game that blends the concept of slot machine play with traditional card play. We will continue to target three areas for strategic growth: casino gambling, gambling on cruise ships, and sales of the Company's proprietary products through distributors and manufacturer OEM agreements.

         We have historically generated limited operating revenues, having generated only $182,354 of revenues since inception through June 30, 2003. In order for the Company to realize its goal of releasing a new product every 9-12 months and successfully marketing its existing products on an international level, it will be required to successfully complete an additional public or private financing.

         We intend to expand operations through the development of our license model and the addition of new products. Should we not complete suitable financing, we will continue operating, with the expectation that revenue will continue to increase on a quarterly basis. If we are unable to obtain necessary financing, we will add employees only as cash flow allows.

         There are presently no plans to purchase a new facility or significant new equipment.

RESULTS OF OPERATIONS

         The following discussion of the results of operations, financial condition and liquidity should be read in conjunction with iGames Entertainment, Inc. financial statements and notes thereto for the period ended March 31, 2003 appearing in our most recent annual report on Form 10-KSB as filed with the Securities and Exchange Commission.

         During the year ended March 31, 2003, we realized revenues from the sale of our "slot machine anti-cheating device" known as the Protector device. Accordingly, we believe that we are no longer in the development stage.

CRITICAL ACCOUNTING POLICIES

         A summary of significant accounting policies is included in Note 2 to the audited financial statements included in our Annual Report on Form 10-KSB for the year ended March 31, 2003. We believe that the application of these policies on a consistent basis enables us to provide useful and reliable financial information about our operating results and financial condition.

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

         Revenue from products licensed is recorded when the software has been delivered in accordance with AICPA Statement of Position 97-2 "Software Revenue Recognition". Revenue attributable to undelivered elements, including maintenance and technical support will be recognized with the initial licensing fee upon delivery of the software as maintenance and customer support fees are to be included in the initial licensing fee, the license period is for one year or less, and the estimated costs of providing these services are insignificant. Estimated costs of providing these services are accrued when revenues are recognized.

         Revenues from the sale or lease of products are recognized as earned when the sale is completed, or over the lease term; as appropriate.

         Per user fees are fees charged to customers that access and use the Company's software products. Revenue is recognized when the software product is accessed.

         Revenues from major software customization or enhancements sold separately or included in multiple element arrangements will be recognized using the "percentage-of-completion-method" as prescribed by SOP 81-1 and ARB No. 45, recognizing revenue relative to the proportionate progress on such contracts as measured by the ratio which costs incurred by the Company to date bear to total anticipated costs on each project.

         Revenues from the sale of the Company's table gaming units will be recognized as the products are sold, any ongoing licensing revenues will be recognized on a monthly ongoing basis. Additionally, revenues from any units that are leased pursuant to operating leases will be recognized monthly as earned.

         We account for intangible assets as follows: licensing and patent agreements are stated at cost. The recoverability of the license and patent agreements is evaluated each year based upon management's expectations relating to the life of the technology and current competitive market conditions. Based upon management's expectations they believe that no impairment of its license agreement and patent exists at June 30, 2003.

         We account for stock based compensation utilizing Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), which encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. We have chosen to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the estimated fair market value of our stock at the date of the grant over the amount an employee must pay to acquire the stock. We have adopted the "disclosure only" alternative described in SFAS 123 and SFAS 148 (See New Accounting Pronouncements), which require pro forma disclosures of net income and earnings per share as if the fair value method of accounting had been applied.

RESULTS OF OPERATIONS

COMPARISON OF THE YEAR ENDED MARCH 31, 2003 COMPARED TO THE PERIOD MAY 9, 2001 (INCEPTION) THROUGH MARCH 31, 2002

         For the period May 9, 2001 (inception) through March 31, 2002 we generated revenues of $40,000. These revenues were derived from consulting sources and therefore no associated costs were incurred. For the year ended March 31, 2003 we generated revenues of $140,614 as compared to $40,000 for comparable period ended in 2002. Cost of goods sold for the year ended March 31, 2003 was $46,323 generating a gross profit of $94,291 (67%). Sales generated for the period ended March 31, 2002 were derived from consulting sources and had no corresponding cost of sales.

         Salaries and benefits for the period May 9, 2001(inception) through March 31, 2002 were $55,043, as we had only one full-time employee at that time. Salaries and benefits for the year ended March 31, 2003 were $298,675. This increase was due to the hiring of personnel for sales and administration purposes during the year ended March 31, 2003. During most of the period ended March 31, 2002 we had minimal staff.

         Non-cash compensation for the period May 9, 2001 (inception) through March 31, 2002 was $0. Non-cash compensation during year ended March 31, 2003 was $985,830 and consisted of common stock issued to employees and consultants for services rendered.

         Professional fees for the period May 9, 2001 (inception) through March 31, 2002 were $67,649 and were related to filing our initial SB-2 and the resulting audits that were required. Professional fees were $130,697 for the year ended March 31, 2003. This increase was due to an increase in our operating activities including the cost of the registration of our patents and our licensing agreements as well as the filing of our Form SB-2 and our other public filings.

         Advertising expenses for the period from May 9, 2001 (inception) through March 31, 2002 were $0. Advertising expense for the year ended March 31, 2003 was $54,256. The increase in advertising expenses was due to the completion of the development phase of our business plan and the further execution of our marketing plan.

         Research and development costs from May 9, 2001 (inception) through March 31, 2002 were $219,677 and consisted with initial development of our products to include our Protector device. Research and development costs were $134,697 for the year ended March 31, 2003. The decrease is due to the completion of the development of our Protector product as well as the further development of our Internet gaming based software products.

         Travel and entertainment costs for the period from May 9, 2001 (inception) through March 31, 2002 were $69,149 as compared to $118,821 for the year ended March 31, 2003, an increase of $49,672 or 72%. The increase in travel and entertainment is directly attributable to the execution of our marketing plan to include the approval of our Protector product by the Nevada Gaming Commission.

         Rent for the period from May 9, 2001 (inception) through March 31, 2002 was $30,797. Rent for the fiscal year ended March 31, 2003 was $57,004. The increase was due to our renting of facilities for the entire twelve month period ended March 31, 2003, which was not the case for the period ended March 31, 2002.

         During the year ended March 31, 2003, we recorded a loss on impairment of intangible assets of $245,850. This loss was due to the corporate decision to impair our license agreement with nSoftwiz which related to a suite of online casino based games. This was due to our corporate strategy focusing on the marketing of our Protector device and our upcoming table game products.

         Other general and administrative costs for the period from May 9, 2001 (inception) through March 31, 2002 were $138,526 and consisted primarily of insurance, office supplies and printing as well as other initial costs associated with the commencement of our operations. Other general and administrative costs for the year ended March 31, 2003 were $379,998, an increase of $241,472. The increase was due to further execution of our business plan. These costs consist of primarily depreciation, amortization of intangibles, insurance, office supplies and equipment, royalty fees and printing.

         Interest expense incurred from May 9, 2001 (inception) through March 31, 2002 were $0 additionally we recognized $3,161 in interest income during the same period related to our outstanding cash balances. We incurred interest expense of $19,656 for the year ended March 31, 2003 relating to our financing in March 2002 consisting of notes payable of $250,000. Additionally, we recorded $925 in interest income relating to our cash balances during the current fiscal year.

         We reported a net loss for the period from May 9, 2001 (inception) through March 31, 2002 of $537,680. Our net loss for the year ended March 31, 2003 was $2,330,268.

         Our overall per-share loss for the period from May 9, 2001 (inception) though March 31, 2002 was $0.08 per share. Additionally, we incurred an overall per-share loss of $0.23 for the year ended March 31, 2003.

COMPARISON OF THE THREE MONTHS ENDED JUNE 30, 2003 COMPARED TO THE THREE MONTHS ENDED JUNE 30, 2002

         For the three months ended June 30, 2003 we generated revenues of $1,740 as compared to $0 for the comparable period ended in 2002. Cost of goods sold for the three months ended June 30, 2003 was $239 generating a gross profit of $1,501 (86%).

         Salaries and benefits for the three months ended June 30, 2003 were $148,840 as compared to $64,077 for the three months ended June 30, 2002. This increase was due to the hiring of personnel for sales and administration purposes during the year ended March 31, 2003.

         Non-cash compensation during three months ended June 30, 2003 was $89,750 and consisted of common stock issued to consultants for services rendered. During the three months ended June 30, 2002, we incurred $315,000 in non-cash compensation. The decrease of $225,250 was due to a decreased demand for outside services that we utilized our stock as payment.

         Professional fees were $10,500 for the three months ended June 30, 2003 as compared to $21,251 for the three months ended June 30, 2002, a decrease of $10,751 or 51%. This decrease was due to a reduction in our legal fees associated with the costs of the registration of our patents and our licensing agreements as well as the filing of our Form SB-2 and our other public filings.

         Advertising expense for the three months ended June 30, 2003 was $9,594 as compared to $33,233 for the three months ended June 30, 2002. The decrease in advertising expenses was due to our efforts to conserve our working capital and our desire to market our products in the most cost effective manner possible.

         Research and development costs were $10,265 for the three months ended June 30, 2003 as compared to $31,684 for the three months ended June 30, 2002 a decrease of $21,419 or 68%. The decrease is due to the completion of the development of our Protector product as well as our table slots game during the year ended March 31, 2003.

         Travel and entertainment was $8,212 for the three months ended June 30, 2003 as compared to $20,531 for the three months ended June 30, 2002, a decrease of $12,319 or 60%. The decrease in travel and entertainment is directly attributable to our efforts to preserve working capital.

         Rent for the three months ended June 30, 2003 was $13,512 as compared to $14,258 for the three months ended June 30, 2002. The decrease was due to consolidating our Boca Raton offices into one space during the year ended March 31, 2003.

         Other general and administrative costs for the three months ended June 30, 2003 were $132,123 as compared to $52,297 for the three months ended June 30, 2002, an increase of $79,826 or 153%. The increase was due to further execution of our business plan. These costs consist of primarily depreciation, amortization of intangibles, insurance, office supplies and equipment, royalty fees and printing.

         We incurred interest expense of $3,729 for the three months ended June 30, 2003 relating to our financing in March 2002 consisting of notes payable of $100,000. Additionally, we recorded $87 in interest income relating to our cash balances during the current fiscal year.

         We reported a net loss for the three months ended June 30, 2003 of $424,937 compared to a net loss for the three months ended June 30, 2002 of $552,271.

         This translates to an overall per-share loss of $.03 for the three months ended June 30, 2003 compared to a per share loss of $.06 for the three months ended June 30, 2002.

LIQUIDITY AND CAPITAL RESOURCES

         Our available cash equivalent balance at June 30, 2003 was approximately $225,000; and is approximately $49,000 at August 30, 2003. From inception through June 30, 2003, we raised an aggregate of approximately $2.5 million in capital through the sale of shares pursuant to a private placement made in accordance with Rule 506 under the Securities Act of 1933. In addition, we issued for $250,000 to a single investor, two 10% convertible promissory notes due September 1, 2002; pursuant to the exemption afforded by Section 4 (2) of the Securities Act of 1933. During October 2002, such investor converted a $150,000 note into 300,000 shares of our common stock, and during July and August 2003 repaid an additional $40,000 of this debt. At the present time the investor has not indicated that the remaining note of $60,000 will be converted into equity or called for payment.

         During the three months ended June 30, 2003, the Company used net cash of approximately $369,000 for operations. This consisted of a net loss of $424,937 and increases in our operating assets of $68,544 offset by non-cash compensation from the issuance of common stock for services of $89,750, depreciation and amortization expense of $9,576, and increases in our liabilities consisting of accounts payable and accrued expenses and customer deposits of $24,819. Additionally, the Company had net cash flows from financing activities of $335,278. This consisted of $250,000 in gross proceeds from a sale of units of our common stock and stock purchase warrants offset by offering costs of $15,000 and the proceeds from a line of credit of $100,278.

         Additionally, during the quarter ended June 30, 2003, the Company entered into additional contracts to sell and support its slot machine anti-cheating device to a major cruise line, and has entered into negotiations with several other companies. There are presently no plans to purchase a new facility or significant new equipment. We are actively seeking additional sources of capital that will enable us to achieve our long-term objectives of marketing our product lines. However, we may not be able to obtain such capital on acceptable terms or conditions, in such event we may have to modify our business plan.

RECENT ACCOUNTING PRONOUNCEMENTS

         In April 2003, SFAS No. 149, "Amendment of Statement 133 on Derivative Financial Instruments and Hedging Activities," was issued and is effective for contracts entered into or modified after June 30, 2003, except as stated below and for hedging relationships designated after June 30, 2003. The changes in this Statement improves financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. In particular, this Statement (1) clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative discussed in paragraph 6(b) of Statement 133, (2) clarifies when a derivative contains a financing component, (3) amends the definition of an underlying guarantee to conform it to language used in FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" and (4) amends certain other existing pronouncements. The Company does not believe this Statement will have a material effect on its results of operations or financial position.

         In May 2003, SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity," was issued and is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatory redeemable financial instruments of nonpublic entities. This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. The Company does not believe this Statement will have a material effect on its results of operations or financial position.

         In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities" (FIN No. 46), which requires the consolidation of variable interest entities. FIN No. 46 is applicable to financial statements issued by us beginning with the second quarter of fiscal 2004. However, disclosures are required if we expect to consolidate any variable interest entities. The Company does not believe this Statement will have a material effect on its results of operations or financial position.

CONTROLS AND PROCEDURES

         Our Chief Executive Officer and Chief Financial Officer (collectively, the "Certifying Officers") are responsible for establishing and maintaining disclosure controls and procedures for us. Based upon such officers' evaluation of these controls and procedures as of a date within 45 days of the filing of this Quarterly Report, and subject to the limitations noted hereinafter, the Certifying Officers have concluded that our disclosure controls and procedures are effective to ensure that information required to be disclosed by us in this Quarterly Report is accumulated and communicated to management, including our principal executive officers as appropriate, to allow timely decisions regarding required disclosure.

         The Certifying Officers have also indicated that there were no significant changes in our internal controls or other factors that could significantly affect such controls subsequent to the date of their evaluation, and there were no corrective actions with regard to significant deficiencies and material weaknesses.

         Our management, including each of the Certifying Officers, does not expect that our disclosure controls or our internal controls will prevent all error and fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. In addition, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within a company have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by management override of the control. The design of any systems of controls also is based in part upon certain assumptions about the likelihood of future events, and their can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Over time, control may become inadequate because of changes in conditions, or the degree of compliance with the policies or procedures may deteriorate. Because of these inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected.

                                 DIVIDEND POLICY

         We have not paid any cash dividends on our common stock since our formation. The payment of dividends, if any, in the future is within the discretion of our board of directors and will depend on our earnings, capital requirements, financial condition and other relevant factors. Our board of directors does not presently intend to declare any dividends on our common stock in the foreseeable future. We anticipate that all of our earnings and other resources, if any, will be retained by us for investment in our business.

                                    BUSINESS

OVERVIEW.

iGames Entertainment specializes in the development, manufacturing, marketing, and distribution of gaming and security applications for the casino, hospitality, and entertainment industries. The Company focuses on the creation of proprietary technology and is presently recognized for its patented slot machine security technology, The Protector(TM). In addition, the Company has recently launched Table-Slots(TM), a table game that blends the concept of slot machine play with traditional card play. iGames Entertainment will continue to target three areas for strategic growth : casino gambling, gambling on cruise ships, and sales of the Company's proprietary products through distributors and manufacturer OEM agreements.

Our technical and development staff is comprised of experienced professionals with a knowledge base covering all aspects of land based casino game development as well as graphic designers, 3D modelers and web developers. Our proprietary gaming products are developed from our Las Vegas and South Florida offices and are comprised of management, research and development, quality control and marketing departments.

We were originally incorporated in the State of Florida on May 9, 2001 under the name Alladin Software, Inc. On June 25, 2001, we changed our name to iGames Entertainment, Inc. On July 10, 2001, iGames Entertainment, Inc. was incorporated in Nevada, and iGames Entertainment, Inc., a Florida corporation, became a wholly-owned subsidiary.

RECENT DEVELOPMENTS.

On February 15, 2002, we acquired the world-wide patents, trademarks and rights for a slot machine and video poker machine security product know as the Protector from IntuiCode, LLC in consideration for $100,000, a royalty of 50% of the gross sales price of all units sold, and $7,500 per month for a one year period for technical support. Jeremy Stein, our Chief Executive Officer, President and a director, is a principal member of Intuicode, LLC.

The Protector is a combination of hardware and software "firmware" that is designed to prevent cheating in slot machines and video poker machines. Management believes the Protector possesses certain qualities making it entirely unique in the industry.

Unlike previous solutions that have been somewhat effective on only a few cheating methods, the Protector (TM) completely denies access to the slot machines of all major manufacturers, and has been proven effective on all known methods of hopper cheating, including, but not limited to:

 * Magnets
 * All Snake Optic Wands
 * Wire Hangers
 * Monkey Paws
 * Kick Stands
 * Shims and Sliders

The Protector (TM) can stop theft at the point of attempt for virtually every form of slot machine cheating.

The Protector works universally with the following brands of slot machine and video poker machine platforms, which collectively constitute more than 90% of the approximately four million regulated and non-regulated machines currently operated globally: IGT, Bally Gaming, Williams, Aristocrat, Konami, Sigma, Coderi, Unidesa, Franco and Acres brands of slot machines and machine platforms. IGT, which is the dominant market leader with an estimated 60% market share, shipped 12,600 new machines in the first quarter of 2002.

Further, Management believes that a combination of trends should bolster market growth for slot machines and video poker machines in the near future, and therefore provide a significant market for the Protector. First, there are additional new jurisdictions globally. Second, though the U.S. economic outlook may be improving, state budgets will likely continue to be tight, providing an additional incentive for states to seek new sources of revenue, such as casinos.

PRINCIPAL PRODUCTS AND SERVICES AND PRINCIPAL MARKET.

iGames Protector - iGames Protector is the only patented product that will protect all brands of slot and video machines from known forms of hopper cheating. Through a strategic acquisition, the intellectual property for the early version of "Protector" was acquired. Since the acquisition, the Protector has been further enhanced and in since its introduction to the marketplace we have generated approximately $143,000 in sales through June 30, 2003.

The Protector will offer protection from all known major forms of slot hopper cheating including; magnets, all snake optic wands, wire hangers, monkey paws, kick stands, shims and sliders. Industry research shows us that slot and video machines account for 69% to 75% of a casinos revenues and profits. Research tells us that slot cheating has accounted for hundreds of millions of dollars in losses to the casinos. We also know that over 29% of all the listings in the Nevada Black Book are slot cheats, yet studies show that 97.1% of all slot cheats never get caught.

A rigorous internal testing period concluded April 29, 2002. The Company has received approvals from the Nevada Gaming Board, Gaming Laboratories International(GLI) and the New Jersey Division of Gaming. Additional jurisdictions are pending. Through June 30, 2003 we have generated approximately $143,000 in revenues through sales of our Protector device to Royal Carribean Cruise Line and various Nevada based gaming establishments.

The Protector has been sold through two venues; direct sales and both exclusive and non-exclusive distributors. Within those two channels, the Protector can be purchased outright, financed or leased. Details on pricing will be covered in detail later. However, the device will retail for $129.99 to $249.95, can be financed for $10.00 to $15.00 per month for 12 months, or leased for 2 years for $8.50 to $12.00 per month.

In January of 2003, we acquired the world-wide patents, trademarks and rights for the casino table game Table-Slots(TM). Table-Slots(TM) blends the concept of slot machine play with traditional card play by dealing slot machine symbols and characters to each player on a standard size Blackjack table. Similar to slot machines, the object of the game is to wager on the symbols placed in a specific order for high stakes pay-outs. The Company believes that Table-Slots(TM) will meet the land based casino criteria of having a low learning curve for casino patrons, add game diversity to the casino floor, offer players fair wins, while allowing casino vendors to earn meaningful profits. Management also believes that the game has crossover appeal, and will be able to entice slot machine players, which represent approximately 70% of overall casino revenues, to a table game. Revenues from Table-Slots(TM) will be derived through lease agreements signed by hotel and casino establishments with iGames Entertainment starting at $750 per month per table. Table-Slots(TM) has received casino sponsorship to date by NCL Cruise Lines, and Gaming Commission approvals are being sought in Nevada, New Jersey, Illinois, Iowa, Missouri, Louisiana, and Colorado. The approval process typically takes 3 to 6 months.

Our iCasinowareTM instant online casino software features visually stunning 2D or 3D graphics, realistic sounds and multi-player environments. iCasinoware features a selection of 21 classic casino games; including Blackjack, Craps, Texas Hold-Em, Caribbean Stud Poker, Baccarat, Roulette, slots, Video Poker and many more. iCasinoware is built around a fully integrated client/server-based software package which will deliver customized solutions in three key areas: gaming software, the games server, and management (back office) software.

The "back-end" or administrative reporting tools can provide the operator with numerous reporting and tracking benefits right at your fingertips. Real time player tracking, transfers, new accounts and player stats and bonus-rewards programs are just a few of the tools available with iGames iCasinoware. Management believes the integrated iCasinoware product if approved by Nevada or any other regulated jurisdiction for gaming, will be a viable product for our company. The product provides both an attractive and easy to use front end, as well as a robust, secure administrative back-end featuring real time reporting and player tracking. iCasinoware is priced at $50,000 to $150,000 per license, depending on level of customization or personalized features. This licensing fee includes the software, support and customization.

         Set forth below are our current and anticipated software products.
 ------------------------------------------------------------------------------
Name of Product             Anticipated Release         Brief Description
                                   Dates
 ------------------------------------------------------------------------------
Protector                         Current               Anti-cheating firmware
                                                        for slot/video machines.
                                                        Target customers include
                                                        all casino operators and
                                                        slot/video machine
                                                        manufacturers.
 ------------------------------------------------------------------------------
Table-SlotsTM                     Current               Table game which blends
                                                        the concept of slot
                                                        machine play to a
                                                        traditional table game
                                                        Our first marketable
                                                        table game product will
                                                        be Targeted to all
                                                        land-based Casinos and
                                                        cruise ships.
 ------------------------------------------------------------------------------
iGames Casinoware                 Current               Suite of 21 customizable
                                                        casino games utilizing
                                                        Shockwave technology.
                                                        Also provides
                                                        administrative reporting
                                                        tools. Currently
                                                        marketed to Nevada and
                                                        hotels and casinos in
                                                        legal jurisdictions as a
                                                        free-for-play product to
                                                        generate interest.
 ------------------------------------------------------------------------------
SMS Wizard                        Current               Software which allows
                                                        two-way SMS mobile text
                                                        messaging. Marketed to
                                                        large corporations.
                                                        Allows licensees to
                                                        provide branded sports
                                                        alerts, financial
                                                        alerts, weather and
                                                        traffic alerts and
                                                        advertising directly to
                                                        mobile phone and
                                                        wireless device
                                                        subscribers.

CUSTOMERS

We must focus on four specific target markets.

1. Established land based casinos both in the United States and Internationally. These companies have the resources and ability to pay for our products. Further, research shows they are actively moving online with either games for free or play for real. Finally, they have the exposure do to their size, and being in the public eye to need and want to prevent theft and all the negative ramifications.

2. Non-regulated established cruise ships, as well as much of the Caribbean, Central and South America provide an opportunity to license our products immediately with no regulatory approval. In many instances certain iGames products such as the Protector are even more attractive due to their limited security capabilities as well as their inability to prosecute or regulate slot machine fraud or cheating.

3. MSO's (cable-multiple service operators) located in established gaming areas. Companies such as Cox Business Services Hospitality Network have an established network both commercially with resorts and directly to the home subscriber for interactive subscription based content. Further, we know that these very same companies are actively seeking gaming content to enhance their established offerings.

4. Strategic partners are a key target market. In order to achieve maximum market penetration, accelerated licensing, and immediate revenues, we are actively seeking to develop relationships with those companies that can act as distributors or key partners for some or all of our products.

INCOME STREAMS.

We plan to draw our revenues from several sources, including:

      *  Sales or leasing of the Protector slot security device

      *  Distributor Licensing fees and revenue share on Protector

      *  Leases of Table-Slots(TM) to casinos and cruise ships world-wide

      *  Technology, support, maintenance and consulting fees

NEW PRODUCTS.

In addition to our current products, we plan to develop other security and land based casino products. We have set a goal of releasing a new gaming product approximately every 9 to 12 months. In order for us to realize this goal of new product releases and successfully marketing our existing products, we will be required to successfully complete additional public or private financing. There can be no assurance that we will in fact be able to raise the amounts of capital necessary to implement this plan.

We intend to develop new and innovative table games for regulated gaming jurisdictions that will entice new players and increase table game revenues. We anticipate to lease our first table game, "Table-Slots" that will combine slot playing and standard table gaming in the second quarter of our fiscal year 2004.

BUSINESS STRATEGY AND IMPLEMENTATION.

We believe that even a small transfer of the global gaming market to us represents an opportunity. The technology is new, but the business of gambling is not. We are not attempting to create a new market, since we believe the global market is already in place.

iGames Entertainment is in the business of developing, manufacturing and marketing innovative gaming products for land based casinos as well as providing those same companies with a patented security products to prevent slot theft. iGames current stable of products: the Protector, Table-slots and iCasinoware positions iGames to have a significant market presence with land based gaming and hospitality companies for slot machine security, loss prevention as well as on floor and in-room casino entertainment. We need to focus our offerings on established brick and mortar land based casinos as a key market in which we should participate. This means the global brands which cater to an international clientele as opposed to those less established casinos and resorts that cater to a more local clientele. Our product quality and ability to customize all aspects of our casino are more clearly differentiated in this segment.

With the Protector, we need to focus on Nevada and New Jersey land based casinos and all non-regulated markets such as the cruise industry as key markets in which we should have a strong presence. By doing so, we can create immediate credibility and a domino effect amongst land based casinos, while within the cruise industry gain immediate entry of our product and generate immediate revenues.

1. Established land based casinos both in the United States and internationally. These companies have the resources and ability to pay for our products. Further, research shows they are actively moving online with either game for free or play for real. Finally, they have the exposure due to their size, and being in the public eye to need and want to prevent theft and all the negative ramifications.

2. MSO's (cable-multiple service operators) located in established gaming areas. Companies such as Cox Business Services Hospitality Network have an established network both commercially with resorts and directly to the home subscriber for interactive subscription based content. Further, we know that these very same companies are actively seeking gaming content to enhance their established offerings.

3. Non-regulated established. Cruise ships, as well as much of the Caribbean, Central and South America provide an opportunity to license our products immediately with no regulatory approval. Certain iGames products such as the Protector are even more attractive due to their limited security capabilities as well as their inability to prosecute any slot thieves.

4. Strategic partners are a key target market. In order to achieve maximum market penetration, accelerated licensing, and immediate revenues, we are actively seeking capabilities to form the appropriate capabilities with those companies that can act as distributors or key partners for some or all of our products.

COMPETITION.

Our research shows that competition will vary form one product line to another. Further, research shows that our position in the marketplace, reasons for product purchase and competitive products vary between each product. Licensing requirements provide a substantial barrier to entry into the gaming business.

Casinos are usually precluded from buying gaming products from non-licensed manufacturers. There are only a handful of gaming machine manufacturers in the United States that have significant market share. These include International Game Technology (IGT/$7.7 billion market capitalization as of May 28, 2003), Alliance Gaming (AGI/$792.6 million), WMS Industries, Inc. (WMS/$430.7 million), Shuffle Master, Inc. (SHFL/$448 million), Multimedia Games, Inc. (MGAM/$308.5 million), and Mikohn Gaming Corp. (MIKN/$56.1 million). Obtaining a license is a very time consuming and expensive process, and regulators are very particular; any past sales of gray-market products will preclude approval in many jurisdictions.

International Game Technology (IGT), with fiscal 2002 revenues of $1.8 billion, supplies nearly two-thirds of all slot machines in the market today. The demand for electronic gaming has helped IGT's stock rise fivefold since 1997.IGT has recently introduced a new EZ-Pay ticket-in/ticket out (TITO) system that enables slot machines to accept tickets, enabling players to move from one machine to another without handling coins. Casinos have the option to use both hoppers and tickets in machines connected to the EZ-Pay system. Total conversion to the EZ-Pay system is expected to be slow, as retrofits or installations of entirely new machines are required. In addition, there are concerns with counterfeiting, high maintenance, and printer problems. Management estimates that within five years, only 30% of the slot market will be EZ-Pay only systems, and that the majority of the slot machines will be traditional reel devices or hybrid devices. Management believes that most people will prefer to continue to use traditional devices with coins.

Tightening regulation of the industry has been a blessing in disguise for many law-abiding manufacturers. The crackdown on grey market gaming in California and South Carolina has put many competing manufacturers out of business, because having sold unlicensed gaming machines disqualifies them from obtaining a license in many jurisdictions.

PROTECTOR

In regards to the Protector, iGames Entertainemt appears to be the only company in the industry that manufacturers and sells security devices for slot machines. All other security mechanisms are incorporated by the manufacturer into their own slot machines. These manufacturer security devices have not proven to be effective on all know forms of slot cheating. The Company's product, the Protector(TM), appears to be the only product on the market that has proven to be effective on all known methods of slot cheating. To date, the Protector(TM) has been approved by New Jersey, Nevada, Iowa and Missouri. These approvals represent a significant barrier to entry for competitors.

Slot manufacturer IGT has made thirteen attempts over the last ten years to address slot hopper cheating. None have been successful. As of the date of this plan, Management believes that there are no products competing with the Protector. Competition will arise from whether the casinos recognize the problem, and are willing to allocate funds for a problem that research and statistics show does exist. Further, stealing is not a problem that casinos, which in many cases are publicly traded companies, care to publicize and readily admit. Also, because of their inability to calculate the hopper balance at any given time, detecting their losses and therefore their savings will not be easy.

Although there has been an introduction of coinless machines, the vast majority of slot machines are those with hoppers, thus making them extremely vulnerable. Competition will stem from industry mentality and willingness to spend funds to solve a problem that has been swept under the "corporate" rug and is difficult if not impossible to calculate.

TABLE GAMES-TABLE-SLOTS

Shuffle Master is perhaps the company with the most similarities to iGames Entertainment. Like iGames Entertainment, Shuffle Master develops, manufacturers, and markets a device (card shuffler) and table games, although it also provides slot games. As of October 31, 2002, approximately 9,475 of its shufflers, 1,517 of its table games, and 912 slot machine games were installed. Their most popular table game, Let It Ride, was launched in the mid-90's. To date, Shuffle Master is estimated to have approximately 750 installed tables of Let It Ride, with estimated net monthly leasing fees of $1200 per table. Shuffle Master has trailing 12 month revenues of $58.4 million and trailing 12 month net income of $14.8 million.

Management believes that Table-Slots will have limited barrier for entry into the casino marketplace because of its innovative concept, ease of play and high payout schedule that will include a progressive jackpot system. Table-Slots is the first table game of its kind that targets 100% of the gaming audience, by appealing to traditional table players, as well as slot machine players which represent 70% of the casino revenues alone. Where most slot players have been intimidated in the past by learning the strategies of play in Let It Ride, Caribbean Stud and Pai Gow Poker, Table-Slots offers them familiarity of play in an interactive player environment.

iCASINOWARE

In regards to iCasinoware, our research shows that our main competitors are Dot Com Entertainment Group, Chartwell Technology and WagerWorks. Both Dot Com Entertainment and Chartwell Technology have previously licensed their software to offshore operators. WagerWorks has been in the gaming industry for many years, as a subsidiary of Slot Manufacturer Silicon Gaming.

RESEARCH AND DEVELOPMENT.

Present allocations to research and development are 0% of total expenses due to our current level of working capital. Subject to receipt of adequate financing, our intention is to spend between 10-15% of future revenues on development of new gaming products and services.

Our research and development expenses to date have included the purchase of certain of the intellectual property included in our products, as well as consulting fees and salary for our technical consultants and employees, respectively.

INTELLECTUAL PROPERTY.

We will principally rely upon patent, copyright, trademark and trade secret laws, license agreements and employee nondisclosure agreements to protect our proprietary rights and technology. Since these laws and contractual provisions provide only limited protection, we rely more upon proprietary know-how and continuing technological innovation to develop and maintain our competitive position. Insofar as we rely on trade secrets, unpatented know-how, and innovation, there is no assurance that others will not independently develop similar technology or that secrecy will not be breached.

We have not received any claim that we are infringing any patents. However, there can be no assurance that third parties may not assert infringement claims against us, which claims we would be required to defend at considerable expense or enter into arrangements requiring us to pay royalties or other damages, any of which could materially and adversely affect our business.

We plan to apply to register the trademarks "iGames Casinoware", "SMS Wizard" and "Table-Slots" in the United States and Canada.

GOVERNMENTAL REGULATION.

We do not operate land based or Internet casinos and do not directly have income from gaming activities. We develop gaming applications for land based gaming and entertainment in approved gaming jurisdictions only. Since we do not accept wagers or collect gaming proceeds, we believe that existing U.S. online gambling regulations are not applicable to us. In the United States ownership and operation of land-based gaming facilities are often regulated on a state by state basis.

EMPLOYEES.

We have eight full-time employees, our Chief Executive Officer, a Vice President, three sales staff and three administrative staff member. Additionally, we have several outside consultants that include expertise in the fields of software development, website development and sales and marketing.


DESCRIPTION OF PROPERTY.

         Our interim corporate headquarters is located at 5333 South Arville, Suite 207, Las Vegas, Nevada 89118. This lease is terminable with 60 days notice. The total lease obligation is $1,300 per month. This office will also be replaced by larger premises should iGames be successful in its business strategy. There are currently no proposed plans for the renovation, improvement or development of the properties currently leased by iGames.

LEGAL PROCEEDINGS

         We currently are not a party to any material legal proceedings.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

         The names and ages of our directors, executive officers and key employees, and their positions with us, are as follows:

Name                     Age    Positions
----                     ---    ---------

Jeremy Stein             35     President, Chief Executive Officer and Director
Michele Friedman         37     Vice President of Sales and Marketing, and
                                Chairman of the Board of Directors
Adam C. Wasserman        39     Chief Financial Officer

         Jeremy Stein. Mr. Stein has served as our President and Chief Executive Officer and a director since June 2002. Mr. Stein has also served as the Chief Executive Officer of IntuiCode, LLC, a software development company, since 2000 and as a senior software engineer with Mikohn Gaming Corporation, where he worked until 2001. Prior thereto, he was a senior software engineer and director of Progessive Games, Inc. from 1995 to 1998 and the Chief Technical Officer of Emerald System, Inc. from 1993 to 1995. See "Related Party Transactions."

         Michele Friedman. Michele Friedman, one of our co-founders, has been our Vice President of Sales and Marketing and Chairman of the Board of Directors since our inception. Michele Friedman is also the co-creator and founder of OddsHotline.com and iPlayStocks.com. Mrs. Friedman has served in a variety of sales and marketing positions for Nextel Communications (1996-1998) and IMI Inc. (1998-1999). Michele Friedman graduated in 1987 from East Michigan University with a bachelor's degree in consumer affairs, with a minor in marketing. Mrs. Friedman is responsible for our strategic direction and expanding strategic relationships.

         Adam C. Wasserman. Mr. Wasserman has served as our Chief Financial Officer since January 2002. He is the Chief Executive Officer and a principal at CFO Oncall, Inc. which provides accounting and other financial services. Prior to forming CFO Oncall, Inc. in October 1999, Mr. Wasserman had been an audit manager at American Express Tax & Business in Fort Lauderdale, Florida since July 1991. Prior to American Express Tax & Business, Mr. Wasserman worked at Deloitte & Touche, LLP in New York and was involved in auditing public and private companies, tax preparation and planning, management consulting, systems design, staff instruction and recruiting. Mr. Wasserman holds a bachelor's degree from State University at Albany, New York, which he received in 1986. He is a CPA (New York) and a member of The American Institute of Certified Public Accountants and the Florida Institute of Certified Public Accountants.

BOARD OF DIRECTORS

         All directors hold office until the next annual meeting of shareholders following their election or until their successors have been elected and qualified. Executive officers are appointed and serve at the pleasure of the board of directors.

COMMITTEES OF THE BOARD OF DIRECTORS

         The board of directors currently has no committees.

DIRECTORS' COMPENSATION

         Directors who also are our employees receive no compensation for serving on the board of directors. With respect to directors who are not employees, we intend to reimburse them for all travel and other out-of-pocket expenses incurred in connection with attending meetings of the board of directors and committees of the board. In addition, we granted 170,000 shares of common stock to Eric Rand, a former our outside member of our Board of Directors, in connection with his initial tenure on the Board of Directors. In October 2002, Mr. Rand received an additional 150,000 shares of our common stock in connection with marketing and financial consulting services rendered. Mr. Rand resigned from our board of directors for personal reasons on February 10, 2003.

EXECUTIVE COMPENSATION

         The following tables set forth certain information relating to compensation paid or accrued by us for the past three fiscal years to our Chief Executive Officer and executive officers whose cash paid compensation exceeded $100,000 for the year ended March 31, 2003 (the "Named Executive Officers"). Only those columns which call for information applicable to us or the Named Executive Officers for the periods indicated have been included in such tables.

SUMMARY COMPENSATION TABLE

                                     Year             Annual Compensation
                                    Ended             -------------------
 Name & Principal Position         March 31,     Salary ($)   Bonus ($)   Other
 -------------------------         ---------     ----------   ---------   -----
 Jeremy Stein (4)                    2003        $50,000(5)    $    0      (6)
 President and Chief Executive
 Officer

 Michael H. Rideman (1)              2002        $     0       $6,500      (2)
 Chief Executive Officer

 Michele Friedman, Vice President    2002        $     0       $    0       0
 of Sales and Marketing (3)
 -----------

(1) Mr. Rideman served as our Chief Executive Officer, President, and a director until April 31, 2002.

(2) Mr. Rideman was granted 250,000 shares of our common stock as a founder.

(3) Although Ms. Friedman did not receive any cash compensation in fiscal 2001, she was issued 4,400,000 shares of our common stock as a founder.

(4) Mr. Stein currently serves as our Chief Executive Officer, President and a director from April 31, 2002

(5) Mr. Stein began taking salary as of November 1, 2002 at the rate of $120,000 per annum.

(6) (Pursuant to his employment agreement Mr. Stein received 250,000 stock options.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

         Pursuant to an employment agreement date November 2002, Jeremy Stein, President and Chief Executive Officer was granted 250,000 options exercisable at the fair market value at the date of the grant expiring five-years from the date of the grant.

EMPLOYMENT AGREEMENTS

         In November 2002 we entered into an employment agreement with our President and Chief Executive Officer, Jeremy Stein, there is no term to this agreement, Mr. Stein is an employee at-will. Mr. Stein's compensation is $120,000 per annum with any increases subject to review and approval by our board of directors.

LIMITATIONS OF LIABILITY AND INDEMNIFICATION

         Articles VIII and IX of our Articles of Incorporation provide, among other things, that our directors and officers shall not be personally liable to us or our shareholders for damages for breach of fiduciary duty as a director or officer, except for: (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or (ii) the unlawful payment of dividends.

         Accordingly, our directors and officers may have no liability to us or our shareholders for any mistakes or errors of judgment or for any act of omission, unless such act or omission involves intentional misconduct, fraud, or a knowing violation of law or that results in unlawful distributions to our shareholders.

         Our Articles of Incorporation provide that we will indemnify our directors and officers to the fullest extent permitted by Nevada Revised Statutes, including circumstances in which indemnification is otherwise discretionary under the Nevada Revised Statutes. Our Articles of Incorporation also provide that to the extent that Nevada Revised Statutes is amended to permit further indemnification, we will so indemnify our directors and officers.

         Section 78.7502 of the Nevada Revised Statutes provides a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action suit or proceeding.

         Article Eleven of our Bylaws also provides that our officers and directors shall be indemnified and held harmless by us to the fullest extent permitted by the provisions of the Nevada Revised Statutes as the same may be amended from time to time.

         We do currently maintain directors' and officers' liability insurance.

         There are presently no material pending legal proceedings to which a director, officer and employee of ours is a party. There is no pending litigation or proceeding involving one of our directors, officers, employees or other agents as to which indemnification is being sought, and we are not aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

         We have not entered into indemnification agreements with our directors and officers.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                           RELATED PARTY TRANSACTIONS

         iGames has engaged IntuiCode, LLC to provide software development services to us. During the year ended March 31, 2003, we paid IntuiCode approximately $124,000. Jeremy Stein, our President and Chief Executive Officer, is also the Chief Executive Officer of IntuiCode. We believe the terms of IntuiCode's engagement are at least as fair as those that we could have obtained from unrelated third parties in arms-length negotiations.

         We currently do not have any policy regarding future transactions with related third parties.

                             PRINCIPAL SHAREHOLDERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of August 22, 2003 for (i) each of our directors and the Named Executive Officers, (ii) each person known by us to own beneficially 5% or more of the outstanding shares of any class of our voting securities and (iii) all directors and executive officers as a group.

                                               Number of Shares  Percentage of
 Name and Address                                Beneficially        Total
 of Beneficial Owner (1)                           Owned (1)    Voting Power (2)
 -----------------------                           ---------    ----------------
 Michele Friedman (3)..........................    3,930,000         28.8%
 Jeremy Stein (3)..............................      450,000          3.3%
 Bomoseen Associates, L.P. (4) (5) (6).........    1,050,000          7.7%
 All Beneficial Owners, Executive Officers
 and Directors as a Group(3 persons)...........    5,430,000         39.8%
____________________

(1) All shares are beneficially owned and sole voting and investment power is held by the persons named, except as otherwise noted.

(2) Based upon 13,675,000 shares of common stock outstanding at August 11, 2003 and reflecting as outstanding, with respect to the relevant owner, the shares which that beneficial owner could acquire upon exercise of options which are presently exercisable or will become exercisable within the next 60 days.

(3) The address for Mr. Stein and Ms. Friedman is c/o iGames Entertainment, Inc., Yamato Road, Suite 2199, Boca Raton, Florida 33431.

(4) Bomoseen Assocates, L.P. number of shares includes currently exercisable warrants to purchase 1,025,000 shares of common stock.

(5) Ted Stern exercises voting and dispositive control over the shares owned by Bomoseen Associates, L.P.

(6) The address for Bomoseen Associates, L.P. is, 1 PPG Plaza, Suite 2970, Pittsburgh, PA 15222.

                              SELLING SHAREHOLDERS

         The table below lists, in each case as of August 22, 2003:

      o  the name of each selling shareholder;

      o the number of shares each selling shareholder beneficially owns or may acquire pursuant to the exercise of common stock purchase warrants beneficially owned by such selling shareholder;

      o how many shares of common stock the selling shareholder may offer under this prospectus; and

      o assuming each selling shareholder sells all of his, her or its respective shares offered under this prospectus, how many shares of common stock each selling shareholder will beneficially own after completion of the offering.

         Beneficial ownership is determined in accordance with rules set by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. This table is based upon information supplied to us by the selling shareholders. Except as otherwise indicated, we believe that the entities named in the table have sole voting and investment power with respect to all shares of the common stock shown as beneficially owned by them, subject to community property laws where applicable.

         We may amend or supplement this prospectus from time to time in the future to update or change this list of selling shareholders and shares which may be resold.

                                               Number of
                                              Exercisable
                                              Warrants to
                                               Purchase
                                                Common
                                                Stock
                        Amount of Shares of    Owned by                           Amount of Shares and the
                        Common Stock Owned      Selling     Amount of Shares of   Percentage of Common Stock
                            by Selling        Shareholder    Common Stock to be            Owned by
  Name of Selling        Shareholder Before    Before the      Offered by the     Selling Shareholder After
    Shareholder             the Offering       Offering     Selling Shareholder   the Offering is Complete(1)
---------------------   -------------------   -----------   -------------------   --------------------------
Bomoseen Associates,
L.P. (2)                     1,050,000         1,025,000            75,000             2,000,000/14.63%
---------------------   -------------------   -----------   -------------------   --------------------------
Bryan Smith                    300,000           150,000           450,000                   0/0%
--------------------    -------------------   -----------   -------------------   --------------------------
Dickerson Family
Trust (3)                      550,000           250,000           300,000                500,000/3%
---------------------   -------------------   -----------   -------------------   --------------------------
William Hickey                 400,000           450,000           150,000              700,000/5.12%
---------------------   -------------------   -----------   -------------------   --------------------------
Jeremy Stein (4)               450,000                 0           100,000              350,000/2.56%
---------------------   -------------------   -----------   -------------------   --------------------------
Michele Friedman (5)         3,930,000                 0           150,000             3,780,000/27.64%
---------------------   -------------------   -----------   -------------------   --------------------------
Michael Wolfe                  250,000           225,000            75,000              400,000/2.93%
---------------------   -------------------   -----------   -------------------   --------------------------
Platinum Partners (6)          500,000           500,000         1,000,000                   0/0
---------------------   -------------------   -----------   -------------------   --------------------------
Sheldon Willis                 300,000                 0           300,000                   0/0%
---------------------   -------------------   -----------   -------------------   --------------------------
Warren Arthur                  100,000            50,000           150,000                   0/0%
---------------------   -------------------   -----------   -------------------   --------------------------
Patrick Larbuisson             100,000            50,000           150,000                   0/0%
---------------------   -------------------   -----------   -------------------   --------------------------
Theodore Stern                 130,000            65,000           195,000                   0/0%
---------------------   -------------------   -----------   -------------------   --------------------------
Lauren Strauss                  10,000                 0            10,000                   0/0%
---------------------   -------------------   -----------   -------------------   --------------------------
Mark Krieg                      10,000                 0            10,000                   0/0%
---------------------   -------------------   -----------   -------------------   --------------------------
Lexus Investment
Partners(7)                    174,500                 0           100,000              100,000/0.73%
---------------------   -------------------   -----------   -------------------   --------------------------


(1) Percentages are based upon 13,675,000 shares of Common Stock Outstanding as of August 22, 2003.

(2) Ted Stern exercises voting and dispositive control over the shares owned by Bomoseen Associates, L.P.

(3) David Dickerson exercises voting and dispositive control over the shares owned by Dickerson Family Trust.

(4) Mr. Stein serves as our President and Chief Executive Officer.

(5) Ms. Friedman serves as the Chairman of our Board of Directors and a Vice President.

(6) Mark Nordlicht exercises voting and dispositive control over the shares owned by Platinum Partners.

(7) Samantha Deustch exercises sole voting and dispositive control over the shares owned by Lexus Investment Partners.

RELATIONSHIPS

         Except as set forth above, none of the selling shareholders has had any position, office or other material relationship with us or any of our affiliates within the past three years.
See "Plan of Operations; Liquidity and Capital Resources."

         To our knowledge, except as set forth above, no other selling shareholder is a registered broker-dealer or an affiliate of a registered broker-dealer.

                              PLAN OF DISTRIBUTION

         The selling shareholders may sell our common stock in the over-the-counter market, or on any securities exchange on which our common stock is or becomes listed or traded, in negotiated transactions or otherwise. The shares will not be sold in an underwritten public offering.

         The common stock may be sold by the selling shareholders in one or more transactions at: fixed prices, prevailing market prices at the time of sale, varying prices determined at the time of sale, or negotiated prices.

         The shares may be sold directly or through brokers or dealers. The methods by which the shares may be sold include:

      o purchases by a broker or dealer as principal and resale by such broker or dealer for its account;

      o ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

      o  privately negotiated transactions.

         Brokers and dealers engaged by selling shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from selling shareholders, or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser, in amounts to be negotiated. Broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for a selling shareholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to such selling shareholder. Broker-dealers who acquire shares as principal may resell those shares from time to time in the over-the-counter market or otherwise at prices and on terms then prevailing or then related to the then-current market price or in negotiated transactions and, in connection with such resales, may receive or pay commissions.

         The selling shareholders and any broker-dealers participating in the distributions of the shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933. Any profit on the sale of shares by the selling shareholders and any commissions or discounts given to any such broker-dealer may be deemed to be underwriting commissions or discounts. The shares held by our non-affiliates may also be sold pursuant to Rule 144 under the Securities Act of 1933 beginning one year after the shares were issued.

         We have filed the Registration Statement, of which this prospectus forms a part, with respect to the sale of the shares by the selling shareholders. The selling shareholders may elect not to sell any or all of their shares immediately and may wait for a market to develop for their shares.

         We have told the selling shareholders that the anti-manipulative rules under the Securities Exchange Act of 1934, including Regulation M, may apply to their sales in the market. With certain exceptions, Regulation M precludes any selling shareholder, any affiliated purchasers and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchase made in order to stabilize the price of a security in connection with an at the market offering such as this offering. We have provided each of the selling shareholders with a copy of these rules. Selling shareholders are required to consult with their own legal counsel to ensure compliance with Regulation M. We have also told the selling shareholders of the need for delivery of copies of this prospectus in connection with any sale of shares that are registered by this prospectus. All of the foregoing may affect the marketability of our common stock.

                          DESCRIPTION OF CAPITAL STOCK

         Our authorized capital stock consists of 50,000,000 shares of common stock, par value $.001 per share and 5,000,000 shares of preferred stock, par value $.001 per share. On August 22, 2003, there were issued and outstanding 13,675,000 shares of common stock and no shares of preferred stock. We have outstanding common stock purchase warrants to purchase up to 5,260,850 shares of common stock. On August 31, 2003, we had 72 holders of record.

COMMON STOCK

         Holders of our common stock have the right to cast one vote for each share of common stock held in all matters as to which the vote or consent of our shareholders is required or taken. There are no cumulative voting rights. Accordingly, the holders of a majority of the voting power of our shares of common stock voting for the election of directors can elect all the directors if they choose to do so. Holders of our common stock have no preemptive rights by virtue of such ownership.

         Shareholders holding a majority of the voting power of the capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders.

         Holders of our common stock are entitled to receive dividends as and if declared by our board of directors. In the event of the liquidation, distribution or sale of assets, dissolution or winding up of our affairs, all of our tangible and intangible assets remaining after the payment of all debts and other liabilities, shall be distributed, pro rata, among the holders of our common stock.

PREFERRED STOCK

         Our preferred stock may be issued in series, and shares of each series will have such rights and preferences that our board of directors sets forth in the resolutions authorizing the issuance of that particular series. In designating any series of preferred stock, our board of directors may, without further action by the holders of our common stock, fix the number of shares constituting that series and fix the dividend rights, dividend rate, conversion rights, voting rights (which may be greater or lesser than the voting rights of the common stock), rights and terms of redemption (including any sinking fund provisions), and the liquidation preferences of the series of preferred stock.

         Our board of directors may issue series of preferred stock without action of our shareholders. Accordingly, the issuance of preferred stock may adversely affect the rights of the holders of our common stock. In addition, the issuance of preferred stock may be used as an "anti-takeover" device without further action on the part of the shareholders. Issuance of preferred stock may dilute the voting power of holders of our common stock (such as by issuing preferred stock with super-voting rights) and may render more difficult the removal of current management, even if such removal may be in the shareholders' best interests.

COMMON STOCK PURCHASE WARRANTS

         We have outstanding common stock purchase warrants to purchase up to 5,260,850 shares of common stock at a price of $1.00 per share of common stock. The warrants may be exercised in whole or in part from time to time through and including June 13, 2008, unless earlier terminated as a result of dissolution, liquidation, merger or combination of iGames. We have the right to call the warrants at a call price of $0.001 per underlying share of common stock provided the common stock trades at or above $5.00 per share, based on the reported closing bid price of the common stock, for ten consecutive trading days within 30 days of our written notice of our intention to call the warrants. The aggregate number, price and kind of securities underlying the warrants are subject to automatic adjustment for stock splits, combination of shares, stock dividends or recapitalizations, or mergers, consolidations or other reorganizations in which we are the surviving corporation.
Transfer Agent

         The transfer agent and registrar for our common stock is Florida Atlantic Stock Transfer, Inc., 7130 Nob Hill Road, Tamarac, Florida 33321.

SHARES ELIGIBLE FOR FUTURE SALE

         On June 30, 2003, 13,305,000 shares of our common stock were outstanding. This does not include an aggregate of 1,015,000 shares reserved for issuance upon exercise of common stock purchase warrants outstanding as of the same date. Any of the 3,215,000 shares sold under this prospectus will be freely tradable by the purchaser of such shares without restriction or further registration under the Securities Act, except for any shares held or purchased by an affiliate.

         In general, under Rule 144 as currently in effect, a person, including an affiliate, who has beneficially owned shares for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of one percent of the then outstanding shares of our common stock or the average weekly trading volume in our common stock during the four calendar weeks preceding the date on which notice of such sale is filed, subject to various restrictions. In addition, a person who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell those shares under Rule 144(k) without regard to the requirements described above. To the extent that shares were acquired from an affiliate, such person's holding period for the purpose of affecting a sale under Rule 144 commences on the date of transfer from the affiliate.

                                  LEGAL MATTERS

         The Law Office of James G. Dodrill II, PA, Boca Raton, Florida, will issue an opinion for us about the legality of the shares of common stock offered by this prospectus.

                                     EXPERTS

         The audited financial statements of iGames Entertainment, Inc. included in this prospectus have been audited by Sherb & Co., LLP, independent certified public accountants, for the periods and to the extent indicated in their report appearing elsewhere herein. Such audited financial statements have been so included in reliance on the report of such firm given upon their authority as experts in auditing and accounting.


                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the SEC a registration statement on Form SB-2 under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement, as some information is omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and this offering, reference is made to the registration statement, including the exhibits filed with the registration statement. You may read and copy these and any other documents we file with the SEC at their public reference facilities in Washington, D.C., which is located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's website at http://www.sec.gov.

 ==============================================================================

                      [iGames Entertainment, Inc. Logo]







                       3,215,000 Shares of Common Stock




                                 ___________

                                  Prospectus
                                 ___________







      Until ____________, 2003 ( ninety (90) days after the effective date of this registration), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

 ==============================================================================

                                     PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Articles VIII and IX of our Articles of Incorporation provide, among other things, that our directors and officers shall not be personally liable to us or our shareholders for damages for breach of fiduciary duty as a director or officer, except for: (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or (ii) the unlawful payment of dividends.

         Accordingly, our directors and officers may have no liability to us or our shareholders for any mistakes or errors of judgment or for any act of omission, unless such act or omission involves intentional misconduct, fraud, or a knowing violation of law or that results in unlawful distributions to our shareholders.

         Our Articles of Incorporation provide that we will indemnify our directors and officers to the fullest extent permitted by Nevada Revised Statutes, including circumstances in which indemnification is otherwise discretionary under the Nevada Revised Statutes. Our Articles of Incorporation also provide that to the extent that Nevada Revised Statutes is amended to permit further indemnification, we will so indemnify our directors and officers.

         Section 78.7502 of the Nevada Revised Statutes provides a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action suit or proceeding.

         Article Eleven of our Bylaws also provides that our officers and directors shall be indemnified and held harmless by us to the fullest extent permitted by the provisions of the Nevada Revised Statutes as the same may be amended from time to time.

         We do maintain directors' and officers' liability insurance.

         There are presently no material pending legal proceedings to which a director, officer and employee of ours is a party. There is no pending litigation or proceeding involving one of our directors, officers, employees or other agents as to which indemnification is being sought, and we are not aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

         We have not entered into indemnification agreements with our directors and officers.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the costs and expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. Selling shareholders will not pay any such costs and expenses. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee.

                                                              To be Paid
                                                                by the
                                                              Registrant

         SEC registration fee .........................         $   112
         Accounting fees and expenses .................          10,000
         Legal fees and expenses ......................           5,000
         Miscellaneous expenses .......................           1,500
                                                                -------

                  Total ...............................         $16,612
                                                                =======

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

         The following is a summary of transactions during the preceding three years involving sales of our securities that were not registered under the Securities Act of 1933.

         In July 2001 in connection with the organization of the Company it issued an aggregate of 5,430,000 shares of common stock to its founders for total cash consideration of $23,000 in private transactions exempt from registration under the Securities Act in reliance on Section 4(2) of said act. Each of the founders is an accredited investor, had access to relevant information and provided suitable investment representations.

         Between August and November, 2001 the Company completed the sale of 2,455,000 units in a private placement to 43 investors in an offering which was conducted in reliance on Section 4(2) of the Securities Act and Rule 506 of Regulation D of the act. Each unit consisting of one share of common stock and a common stock purchase warrant to purchase one share of common stock at an exercise price of $1.00 per share expiring on December 31, 2005. The Company received gross proceeds of $1,227,500. VFinance Investments, Inc. a broker-dealer, acted as placement agent for the Company in this offering, and the Company issued VFinance Investments, Inc. an aggregate of 300,000 shares of common stock and common stock purchase warrants to purchase 122,750 shares of common stock at an exercise price of $1.00 per share expiring on December 31, 2005 as compensation for its services, and issued 25,000 shares of common stock to its legal counsel as compensation for their services in the offering. The issuances were made in reliance on Section 4(2) of the Securities Act. Each of the investors (a) had access to business and financial information concerning the Company, (b) represented that they were acquiring the securities for investment purposes only and not with a view towards distribution or resale except in compliance with applicable securities laws and (c) were accredited investors. No general solicitation or advertising was used in connection with this offering and the certificates evidencing the shares that were issued contained a legend restricting their transferability absent registration under the Securities Act or the availability of an applicable exemption therefrom. None of the foregoing warrants have been exercised as of the date hereof.

         In September 2001, the Company issued 20,000 shares of common stock to a former officer as compensation with a deemed value of $9,000 in a private transaction exempt from registration under the Securities Act in reliance on
Section 4(2) of the act. The former officer was an accredited investor, had access to relevant information and provided suitable investment representations.

         On March 1, 2002, the Company sold for $100,000 to a single investor a 10% convertible promissory note due September 1, 2002 in the principal amount of $100,000 pursuant to the exemption afforded by Section 4(2) of the Securities Act of 1933. The note is convertible into unregistered shares of common stock and common stock purchase warrants. The investor was an accredited investor with a previous relationship with the Company's financial advisor and no general solicitation or advertising was used in connection with the offer and sale of the note.

         In September 2002, the Company sold 1,500,000 units consisting of one share of its common stock and one warrant to purchase a share of common stock (exercisable at $1.00) for $0.50 per unit. The Company received proceeds from this stock sale of $652,500, which is net of offering costs paid of $97,500.

         In October 2002, a note of $150,000 was converted into 300,000 shares of the Company's common stock. The remaining note of $100,000 is currently still outstanding and all interest though March 31, 2003 has been paid.

         In August 2002, the Company issued 100,000 options to acquire shares of the Company's common stock to a consultant; such options are exercisable at $0.10 per share and expire threes years from the grant date. The Company recognized $41,330 in noncash compensation relating to the issuance of these options.

         In August 2002, the Company issued 25,000 options to acquire shares of the Company's common stock to an employee; such options are exercisable at $0.10 per share and expire three years from the date of the grant. The Company has valued these options at $10,333 or $0.41 per option.

         In September 2002, the Company sold 1,500,000 units consisting of one share of its common stock and one warrant to purchase a share of common stock (exercisable at $1.00) for $0.50 per unit. The Company received proceeds from this stock sale of $652,500, which is net of offering costs paid of $97,500.

         In October 2002, the Company issued 150,000 shares of its restricted common stock to a director of the Company, who provided both financial and marketing consulting services. Such shares were valued at the fair market value on the date of the grant. The Company recorded $172,500 in noncash compensation.

         In October 2002, 10,000 shares of the Company's previously issued shares were cancelled.

         During the year ended March 31, 2003, the Company issued 1,200,000 shares to employees and consultants for services rendered. Accordingly, the Company has recorded $772,000 ($0.50-$1.30 per share), net of deferred compensation of $62,500, in compensation to reflect the issuance of these shares.

         In February 2003, the Company issued 300,000 shares of its common stock for the patent right to its Table Slots product. The shares were valued at the approximate fair market value on the date of the agreement.

         In March 2003, the Company sold 1,030,000 units consisting of one share of its common stock and one warrant to purchase a share of common stock (exercisable at $1.50) for $0.50 per unit. The Company received proceeds from this stock sale of $448,050, which is net of offering costs paid of $66,950. Additionally, the Company issued 5,000 shares of its common stock as part of the offering costs of this capital raise.

         In June 2003, the Company sold 500,000 units consisting of one share of its common stock and one warrant to purchase a share of common stock (exercisable at $1.00) for $0.50 per unit. The Company received proceeds from this stock sale of $235,000, which is net of offering costs paid of $15,000.

         In June 2003, the Company issued 100,000 shares of its restricted common stock to consultants for services rendered. The Company valued these shares at $0.71 per share and recorded noncash compensation expense of $71,000.

         The amortization of deferred compensation resulted in a noncash compensation expense of $18,750 for the quarter June 30, 2003.

ITEM 27. EXHIBITS.

         The following exhibits are filed with this Registration Statement:

         Exhibit
         No.            Description
         ---            -----------

         3.1         Articles of Incorporation of the Registrant (1)
         3.2         Bylaws of the Registrant (1)
         3.3         Articles of Amendment to Articles of Incorporation (1)
         4.2         Form of Specimen Common Stock Certificate (1)
         5.1         Opinion of The Law Office of James G. Dodrill II, P.A. (2)
         10.1        Lease Agreement between Arbern Investors IV, L.P. and
                     the Registrant (1)
         10.2        Sub-Lease Agreement between Ralston Communications, Inc.
                     and the Registrant (1)
         10.3 Master Software License Agreement between NSoftWiz Technologies Inc. and the Registrant (1)
         10.4 Computer Consulting Services Agreement between IntuiCode LLC and the Registrant (1)
         10.5 Purchase of Intellectual Property Agreement between IntuiCode, LLC and the Registrant (1)
         10.6        Software Purchase Agreement between IntuiCode, LLC and
                     the Registrant (1)
         10.7        Software Purchase Agreement between IntuiCode, LLC and
                     the Registrant (1)
         10.8        Software Development Agreement between IntuiCode, LLC
                     and the Registrant (1)
         21.1        Subsidiary of Registrant (1)
         23.1        Consent of Sherb & Co., LLP (2)
         23.2        Consent of The Law Office of James G. Dodrill II, P.A.(2)
         -----------
         (1) Previously filed. (2) Filed herewith.

ITEM 28. UNDERTAKINGS.

(a) The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by
     Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and
     (iii) to include any additional or changed material information on the plan of distribution; (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned Registrant hereby undertakes that: (i) for the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective; and (ii) for the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Boca Raton, State of Florida, on September 8, 2003.


                                       iGAMES ENTERTAINMENT, INC.


                                       By: /s/ Jeremy Stein
                                           -----------------------
                                           Jeremy Stein
                                           President and Chief Executive Officer
                                           (Principal Executive Officer)


                                       By: /s/ Adam C. Wasserman
                                           -----------------------
                                           Adam C. Wasserman
                                           Chief Financial Officer
                                           (Principal Financial and
                                           Accounting Officer)

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

         Signature                    Title                          Date
         ---------                    -----                          ----

 /s/ Jeremy Stein               President, Chief Executive     September 8, 2003
 --------------------------     Officer and Director
 Jeremy Stein                   (principal executive officer)

 /s/ Adam C. Wasserman          Chief Financial Officer        September 8, 2003
 --------------------------     (principal financial and
 Adam C. Wasserman              accounting officer)

 /s/ Jeremy Stein *             Chairman of the Board and      September 8, 2003
 --------------------------     Vice President
 Michele Friedman

* By Jeremy Stein as attorney-in-fact.

                          INDEX TO FINANCIAL STATEMENTS


                           iGAMES ENTERTAINMENT, INC.



Independent Auditors' Report.................................................F-2

Balance Sheet................................................................F-3

Statements of Operations.....................................................F-4

Statement of Stockholders' Equity............................................F-5

Statements of Cash Flows.....................................................F-6

Notes to Financial Statements.........................................F-7 - F-19

                          INDEPENDENT AUDITORS' REPORT


Board of Directors
iGames Entertainment, Inc.


We have audited the accompanying balance sheet of iGames Entertainment, Inc. as of March 31, 2003, and the related statements of operations, stockholders' equity and cash flows for the year ended March 31, 2003 and for the period May 9, 2001 (inception) through March 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects the financial position of iGames Entertainment, Inc. as of March 31, 2003, and the results of its operations and its cash flows for the year ended March 31, 2003 and for the period from May 9, 2001 (inception) through March 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 10 to the financial statements, the Company has an accumulated deficit of $2,867,948 as of March 31, 2003 and had net losses and cash used in operations of $2,330,268 and $1,128,440 respectively, for the year ended March 31, 2003. This raises substantial doubt about its ability to continue as a going concern. Management's plans in regards to these matters are also described in Note 10. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                                 /s/Sherb & Co., LLP
                                                 Sherb & Co., LLP
                                                 Certified Public Accountants

New York, New York
June 16, 2003
                           iGAMES ENTERTAINMENT, INC.

                                  BALANCE SHEET

                                                       March 31,      June 30,
                                                         2003           2003
                                                      -----------   -----------
                                                                    (unaudited)
                                     ASSETS

CURRENT ASSETS:
   Cash ............................................  $   409,082   $   225,024
   Certificate of Deposit - restricted .............            -   $   150,000
   Accounts receivable .............................        4,753        18,056
   Inventory .......................................       19,631       165,892
   Prepaid expenses and other current assets .......      113,301        22,281
                                                      -----------   -----------

      TOTAL CURRENT ASSETS .........................      546,767       581,253

FIXED ASSETS-net ...................................       11,110         9,783
INTANGIBLE ASSETS, net of accumulated amortization
   of $4,125 and $12,375; respectively .............      425,880       417,630
DEPOSITS ...........................................        5,013         5,013
                                                      -----------   -----------

      TOTAL ASSETS .................................  $   988,770   $ 1,013,679
                                                      ===========   ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
   Note payable-current ............................  $   100,000   $   100,000
   Line of credit ..................................            -       100,278
   Accounts payable and accrued expenses ...........       39,984        30,423
   Accounts payable - related party ................       20,495             -
   Customer deposits ...............................        8,584        63,458
                                                      -----------   -----------

         TOTAL CURRENT LIABILITIES .................      169,063       294,159
                                                      -----------   -----------
STOCKHOLDERS' EQUITY:
   Common stock; $.001 par value,
      50,000,000 shares authorized
      12,705,000 and 12,305,000 shares issued
      and outstanding; respectively ................       12,705        13,305
   Additional paid-in capital ......................    3,737,450     4,042,850
   Accumulated deficit .............................   (2,867,948)   (3,292,885)
   Deferred Compensation ...........................      (62,500)      (43,750)
                                                      -----------   -----------

      TOTAL STOCKHOLDERS' EQUITY ...................      819,707       719,520
                                                      -----------   -----------

      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY ...  $   988,770   $ 1,013,679
                                                      ===========   ===========

                 See accompanying notes to financial statements

                                          iGAMES ENTERTAINMENT, INC.

                                           STATEMENTS OF OPERATIONS

                                               For the Year      From May 9,     For the three    For the three
                                                   Ended      2001 (Inception)   Months Ended     Months Ended
                                                 March 31,      to March 31,       June 30,         June 30,
                                                   2003             2002             2003             2002
                                               ------------     ------------     ------------     ------------
                                                (Unaudited)      (Unaudited)                       (Unaudited)
REVENUE ...................................    $    140,614     $     40,000     $      1,740     $          -

COST OF GOODS SOLD ........................          46,323                -              239                -
                                               ------------     ------------     ------------     ------------

                                                     94,291           40,000            1,501                -
                                               ------------     ------------     ------------     ------------

OPERATING EXPENSES:
  Salaries and benefits ...................         298,675           55,043          148,840           64,077
  Noncash compensation ....................         985,830                -           89,750          315,000
  Professional fees .......................         130,697           67,649           10,500           21,251
  Advertising .............................          54,256                -            9,594           33,233
  Research and development ................         134,697          219,677           10,265           31,684
  Travel and entertainment ................         118,821           69,149            8,212           20,531
  Rent ....................................          57,004           30,797           13,512           14,258
  Loss on impairment of intangible asset ..         245,850                -                -                -
  Other general and administrative ........         379,998          138,526          132,123           52,297
                                               ------------     ------------     ------------     ------------
                                                  2,405,828          580,841          422,796          552,331
                                               ------------     ------------     ------------     ------------

LOSS FROM OPERATIONS ......................      (2,311,537)        (540,841)        (421,295)        (552,331)

OTHER INCOME (EXPENSE):
  Interest expense ........................         (19,656)          (2,083)          (3,729)               -
  Interest income .........................             925            5,244               87               60
                                               ------------     ------------     ------------     ------------
                                                    (18,731)           3,161           (3,642)              60
                                               ------------     ------------     ------------     ------------

NET LOSS ..................................    $ (2,330,268)    $   (537,680)    $   (424,937)    $   (552,271)
                                               ============     ============     ============     ============

NET LOSS PER COMMON SHARE-BASIC AND DILUTED    $      (0.23)    $      (0.08)    $      (0.03)    $      (0.06)
                                               ============     ============     ============     ============

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
        -BASIC AND DILUTED ................      10,085,385        6,462,500       12,855,000        8,545,000
                                               ============     ============     ============     ============

                                See accompanying notes to financial statements

                                                      F-4

                                                 iGAMES ENTERTAINMENT, INC.

                                              STATEMENT OF STOCKHOLDERS' EQUITY

                                                Common Stock
                                              ($.001 par value)       Additional                                  Total
                                           -----------------------      Paid-In     Accumulated     Deferred   Stockholders'
                                              Shares       Amount       Capital       Defict      Compensation    Equity
                                           -----------    --------    -----------    -----------    --------    -----------
Balance, May 9, 2001 (Inception) .......             -    $      -    $         -     $        -    $      -    $         -

   Issuance of common stock ............     5,430,000       5,430         17,570              -           -         23,000

   Sale of common stock and warrants ...     2,780,000       2,780      1,086,495              -           -      1,089,275

   Issuance of common stock for services        20,000          20          8,980              -           -          9,000

   Net loss ............................             -           -              -       (537,680)          -       (537,680)
                                           -----------    --------    -----------    -----------    --------    -----------

Balance, March 31, 2002 ................     8,230,000       8,230      1,113,045       (537,680)          -        583,595

   Sale of common stock and warrants,
     net of offering costs .............     2,535,000       2,535      1,098,015              -           -      1,100,550

   Issuance of common stock for services     1,350,000       1,350      1,005,650              -     (62,500)       944,500

   Issuance of options for services ....             -           -         41,330              -           -         41,330

   Conversion of note payable ..........       300,000         300        149,700              -           -        150,000

   Cancelation of shares ...............       (10,000)        (10)            10              -           -              -

   Stock issued for intangible asset ...       300,000         300        329,700              -           -        330,000

   Net loss ............................             -           -              -     (2,330,268)          -     (2,330,268)
                                           -----------    --------    -----------    -----------    --------    -----------

Balance, March 31, 2003 ................    12,705,000      12,705      3,737,450     (2,867,948)    (62,500)       819,707

   Issuance of common stock for services       100,000         100         70,900              -           -         71,000

   Sale of common stock ................       500,000         500        249,500              -           -        250,000

   Offering Costs ......................             -           -        (15,000)             -           -        (15,000)

   Amortization of deferred compensation             -           -              -              -      18,750         18,750

   Net loss ............................             -           -              -       (424,937)          -       (424,937)
                                           -----------    --------    -----------    -----------    --------    -----------

Balance, June 30, 2003 (unaudited) .....    13,305,000    $ 13,305    $ 4,042,850    $(3,292,885)   $(43,750)   $   719,520
                                           ===========    ========    ===========    ===========    ========    ===========

                                       See accompanying notes to financial statements

                                                             F-5

                                                 iGAMES ENTERTAINMENT, INC.

                                                  STATEMENTS OF CASH FLOWS

                                                              For the         From May 9,     For the Three   For the Three
                                                            Year Ended     2001 (Inception)   Months Ended    Months Ended
                                                             March 31,       to March 31,       June 30,        June 30,
                                                               2003              2002             2003            2002
                                                            -----------       -----------       ---------       ---------
                                                            (Unaudited)                        (Unaudited)     (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss ..........................................      $(2,330,268)      $  (537,680)      $(424,937)      $(552,271)
   Adjustments to reconcile net loss to net cash
    used in operations:
      Common stock issued for services ...............          985,830             9,000          89,750         315,000
      Depreciation ...................................           63,828             1,300           9,576             900
      Loss on impairment of intangible asset .........          245,850

   Changes in assets (increase) decrease:
    Accounts receivable ..............................           (4,753)                -         (13,303)              -
    Inventory ........................................          (19,631)                -        (146,261)              -
    Prepaid expenses .................................         (109,617)           (3,684)         91,020               -
    Deposits .........................................              687            (5,700)              -               -

   Changes in liabilities increase (decrease):
    Accounts payable and accrued expenses ............           60,479            29,429          (9,560)         (8,246)
    Accounts payable related party ...................          (20,495)
    Customer deposits ................................          (20,845)                -          54,874          12,999
                                                            -----------       -----------       ---------       ---------

    NET CASH FLOWS USED IN OPERATING ACTIVITIES ......       (1,128,440)         (507,335)       (369,336)       (231,618)
                                                            -----------       -----------       ---------       ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Capital expenditures ..............................                -           (17,943)              -               -
   Purchase of software license ......................                -          (400,025)              -               -
                                                            -----------       -----------       ---------       ---------

    NET CASH FLOWS USED IN INVESTING ACTIVITIES ......                -          (417,968)              -               -
                                                            -----------       -----------       ---------       ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from notes payable .......................        1,265,000           250,000               -               -
   Net Proceeds from line of credit ..................          100,278
   Proceeds from advances from affiliates ............                -                 -               -               -
   Proceeds from the sale of common stock and warrants                -         1,250,500         250,000               -
   Offering costs ....................................         (164,450)         (138,225)        (15,000)              -
                                                            -----------       -----------       ---------       ---------

    NET CASH FLOWS PROVIDED BY FINANCING ACTIVITIES ..        1,100,550         1,362,275         335,278               -
                                                            -----------       -----------       ---------       ---------

NET INCREASE (DECREASE) IN CASH ......................          (27,890)          436,972         (34,058)       (231,618)

CASH - beginning of period ...........................          436,972                 -         409,082         436,972
                                                            -----------       -----------       ---------       ---------

CASH - end of period .................................      $   409,082       $   436,972       $ 375,024       $ 205,354
                                                            ===========       ===========       =========       =========

Supplemental Disclosure of Cash Flow Information:

Cash paid during period for:
   Interest ..........................................      $    19,656       $         -       $       -       $       -
                                                            ===========       ===========       =========       =========
   Income Taxes ......................................      $         -       $         -       $       -       $       -
                                                            ===========       ===========       =========       =========
Noncash investing and financing activities:
   Issuance of common stock for intangible assets ....      $   330,000       $         -       $       -       $       -
                                                            ===========       ===========       =========       =========
   Conversion of note payable to common stock ........      $   150,000       $         -       $       -       $       -
                                                            ===========       ===========       =========       =========

                                       See accompanying notes to financial statements

                                                             F-6

                           iGAMES ENTERTAINMENT, INC.
                          NOTES TO FINANCIAL STATEMENTS
  YEAR ENDED MARCH 31, 2003 AND FOR THE PERIOD MAY 9, 2002 (INCEPTION) THROUGH
     MARCH 31, 2001 AND FOR THE THREE MONTHS ENDED JUNE 30, 2003 (UNAUDITED)


1.       ORGANIZATION

         Alladin Software, Inc. was incorporated on May 9, 2001 under the laws of the State of Florida. Subsequently, Alladin was acquired by iGAMES Entertainment, Inc. ("iGames" or the "Company"), a Nevada corporation, by purchase of all of the outstanding shares of Alladin. The acquisition was accounted for as a purchase between commonly controlled entities and the financial statements have been combined for all periods presented. The Company develops and licenses Internet and land-based gaming software, and provides related support, maintenance and management consulting services. The Company licenses the use of proprietary software products and trademarks to independent third parties located in jurisdictions where Internet gaming is either recognized as a legitimate business enterprise or not prohibited. In addition, the Company has purchased the world-wide patents, trademarks and rights thereto for "slot anti-cheating device", known as the Protector , for gaming machines; which it has begun to market to the slot machine gaming machine companies and their customers.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Cash and Cash Equivalents - For purpose of the cash flow statements, the Company considers all highly liquid investments with original maturities of three months or less at time of purchase to be cash equivalents.

         Revenue Recognition - Revenue from products licensed is recorded when the software has been delivered in accordance with AICPA Statement of Position 97-2 "Software Revenue Recognition". Revenue attributable to undelivered elements, including maintenance and technical support will be recognized with the initial licensing fee upon delivery of the software as maintenance and customer support fees are to be included in the initial licensing fee, the license period is for one year or less, and the estimated costs of providing these services are insignificant. Estimated costs of providing these services are accrued when revenues are recognized.

         Revenues from the sale or lease of products are recognized as earned when the sale is completed, or over the lease term; as appropriate.

         Per user fees are fees charged to customers that access and use the Company's software products. Revenue is recognized when the software product is accessed.

                           iGAMES ENTERTAINMENT, INC.
                          NOTES TO FINANCIAL STATEMENTS
  YEAR ENDED MARCH 31, 2003 AND FOR THE PERIOD MAY 9, 2002 (INCEPTION) THROUGH
     MARCH 31, 2001 AND FOR THE THREE MONTHS ENDED JUNE 30, 2003 (UNAUDITED)


2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

         Revenues from major software customization or enhancements sold separately or included in multiple element arrangements will be recognized using the "percentage-of-completion-method" as prescribed by SOP 81-1 and ARB No. 45, recognizing revenue relative to the proportionate progress on such contracts as measured by the ratio which costs incurred by the Company to date bear to total anticipated costs on each project.

         Revenues from the sale of the Company's table gaming units will be recognized as the products are sold, any ongoing licensing revenues will be recognized on a monthly ongoing basis. Additionally, revenues from any units that are leased pursuant to operating leases will be recognized monthly as earned.

         Inventory - Inventory is stated at lower of cost or market on the first-in, first-out method of inventory valuation. At March 31, 2003, all inventory on-hand was finished goods.

         Property and Equipment - Property, plant and equipment are recorded at cost. Expenditures for major additions and betterment's are capitalized. Maintenance and repairs are charged to operations as incurred. Depreciation of property and equipment is computed on the straight-line method over the assets estimated lives ranging from three to five years. Leasehold improvements are amortized over the lesser of the lease term or the asset's useful lives.

         Capitalized Software Costs - The Company capitalizes certain computer software costs, after technological feasibility has been established; which are amortized utilizing the straight-line method over the economic lives of the related products not to exceed three years.

         Advertising - Advertising costs are expensed as incurred. For the year ended March 31, 2003 and for the period from May 9, 2001 (inception) through March 3, 2002 advertising expense was $54,256 and $0, respectively.

         Use of Estimates - The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

         Income Taxes - Deferred income taxes are determined on the liability method in accordance with the Statement of Financial Accounting Standards ("SFAS") No. 109, Accounting for Income Taxes.

                           iGAMES ENTERTAINMENT, INC.
                          NOTES TO FINANCIAL STATEMENTS
  YEAR ENDED MARCH 31, 2003 AND FOR THE PERIOD MAY 9, 2002 (INCEPTION) THROUGH
     MARCH 31, 2001 AND FOR THE THREE MONTHS ENDED JUNE 30, 2003 (UNAUDITED)


2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

         Earnings (Loss) Per Share - The Company has adopted SFAS, No. 128, Earnings per Share. Basic earnings (loss) per share is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflects the per share amount that would have resulted if dilutive common stock had been converted to common stock, as prescribed by SFAS No. 128.

         Fair Value of Financial Instruments - The carrying amounts reported in the balance sheet for cash, accounts receivable, inventory, accounts payable, accrued expenses and note payable approximate fair value based on the short-term maturity of these instruments.

         Stock Based Compensation - Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the estimated fair market value of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock. The Company has adopted the "disclosure only" alternative described in SFAS 123 and SFAS 148 (See New Accounting Pronouncements), which require pro forma disclosures of net income and earnings per share as if the fair value method of accounting had been applied.

         Research and Development - Research and development costs are charged to expense as incurred.

         Intangible Assets - Licensing and patent agreements are stated at cost. The recoverability of the license and patent agreements is revaluated each year based upon management's expectations relating to the life of the technology and current competitive market conditions. As of March 31, 2003 the Company has recorded $58,295 in amortization expense related to its licensing agreements. The Company is amortizing these agreements over their estimated useful lives of three to ten years.

                           iGAMES ENTERTAINMENT, INC.
                          NOTES TO FINANCIAL STATEMENTS
  YEAR ENDED MARCH 31, 2003 AND FOR THE PERIOD MAY 9, 2002 (INCEPTION) THROUGH
     MARCH 31, 2001 AND FOR THE THREE MONTHS ENDED JUNE 30, 2003 (UNAUDITED)


2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

         Impairment of long-lived assets - The Company evaluates the recoverability and carrying value of its long-lived assets at each balance sheet date, based on guidance issued in SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." Among other factors considered in such evaluation is the historical and projected operating performance of business operations, the operating environment and business strategy, competitive information and market trends. Accordingly, the Company believes that there has been an impairment of its long-lived assets as of March 31, 2003 (see Note 4).

         New Accounting Pronouncements - In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." This statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force ("EITF") Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS No. 146 is effective for exit or disposal activities initiated after December 31, 2002. The company does not expect the application of the provisions of SFAS No. 146 to have an impact on its financial position, results of operations or cash flows.

         In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation--Transition and Disclosure." This statement amends SFAS No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. It is effective for financial statements for fiscal years ending after December 15, 2002. The company has revised its disclosures to meet the requirements under this standard.

         In November 2002, the FASB issued FASB Interpretation ("FIN") No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN No. 45 requires the recognition of a liability for certain guarantee obligations issued or modified after December 31, 2002. FIN No. 45 also clarifies disclosure requirements to be made by a guarantor of certain guarantees. The disclosure provisions of FIN No. 45 are effective for fiscal years ending after December 15, 2002. We have adopted the disclosure provisions of FIN No. 45 as of February 28, 2003. The company does not expect the adoption of FIN No. 45 to have a material impact on its financial position, results of operations or cash flows.

                           iGAMES ENTERTAINMENT, INC.
                          NOTES TO FINANCIAL STATEMENTS
  YEAR ENDED MARCH 31, 2003 AND FOR THE PERIOD MAY 9, 2002 (INCEPTION) THROUGH
     MARCH 31, 2001 AND FOR THE THREE MONTHS ENDED JUNE 30, 2003 (UNAUDITED)


2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

         In January 2003, the FASB issued FIN No. 46, "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51." FIN No. 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN No. 46 is effective for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN No. 46 must be applied for the first interim or annual period beginning after June 15, 2003. The company is currently analyzing the existing guidance and reviewing any developments with regard to the proposed FASB Staff Positions issued on the implementation of FIN No. 46 which are currently subject to public comment. Therefore, the company cannot determine whether there will be an impact on its financial position, results of operations, or cash flows at this time.

         In January 2003, the FASB issued EITF Issue No. 02-16, "Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor." This EITF addresses the accounting by a vendor for consideration (vendor allowances) given to a customer, including a reseller of the vendor's products, and the accounting by a reseller for cash consideration received from a vendor. It is effective for certain arrangements entered into after November 21, 2002, and for all new arrangements, including modifications to existing arrangements, entered into after December 31, 2002. The company adopted the provisions of the EITF in the fourth quarter of fiscal 2003 and, as the company's policies were already consistent with those of EITF 02-16, the adoption of this standard did not have a material impact on the company's financial position, results of operations or cash flows.

                           iGAMES ENTERTAINMENT, INC.
                          NOTES TO FINANCIAL STATEMENTS
  YEAR ENDED MARCH 31, 2003 AND FOR THE PERIOD MAY 9, 2002 (INCEPTION) THROUGH
     MARCH 31, 2001 AND FOR THE THREE MONTHS ENDED JUNE 30, 2003 (UNAUDITED)


3.       PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

                                      Useful Life     March 31, 2003
                                      -----------     --------------
         Office Equipment               3 Years          $ 14,399
         Office Furniture               5 Years             3,544
                                                         --------
                                                           17,943
         Accumulated Depreciation                          (6,833)
                                                         --------
                                                         $ 11,110
                                                         ========

         Depreciation expense was $5,533 and $1,300 for the year ended March 31, 2003 and for the period from May 9, 2001 (inception) through March 31, 2002, respectively.


4.       INTANGIBLE ASSETS

         The Company has licensed for approximately $300,000, from an unrelated company, an Internet based suite of casino gaming products. The Company has the right to utilize and modify the software's source code. As of March 31, 2003 the Company had determined that this intangible asset has been fully impaired and accordingly, the Company has written off this asset net of accumulated amortization of $54,170 and recorded impairment on intangible asset of $245,850 which has been presented in operating expenses.

         On February 15, 2002 the Company acquired all worldwide patents and trademarks, from a related party, to a slot machine anti-cheating device for $100,000. The Company has determined the patents and trademarks have an indefinite life. The Company will be obligated to pay a royalty of 50% of the gross sales price on all units sold and $7,500 per month for one-year of technical support. To date, primarily all of the Company's revenue has been derived from the sale of the slot machine anti-cheating device.

                           iGAMES ENTERTAINMENT, INC.
                          NOTES TO FINANCIAL STATEMENTS
  YEAR ENDED MARCH 31, 2003 AND FOR THE PERIOD MAY 9, 2002 (INCEPTION) THROUGH
     MARCH 31, 2001 AND FOR THE THREE MONTHS ENDED JUNE 30, 2003 (UNAUDITED)


4.       INTANGIBLE ASSETS (continued)

         On February 14, 2003, the Company acquired indefinite worldwide patent rights to a new gaming table concept called "Table Slots". The Company acquired these rights from an unrelated third party for 300,000 shares of its common stock. The Company valued these shares at the approximate fair market value on the date of the agreement or $1.10 per share or $330,000. The Company has estimated that the useful life of this agreement is ten years and is amortizing this intangible asset over that period. As of March 31, 2003 the Company has recorded amortization expense of $4,125.


5.       NOTES PAYABLE

         On March 1, 2002, the Company received two convertible promissory notes from an individual for $100,000 and $150,000, respectively. The notes bear interest at 10% per annum and were due on September 1, 2002. The notes are convertible, at the option of the lender, into 200,000 and 300,000 common shares at $0.50 per share. Additionally, upon conversion, warrants equal to the number of common shares issued will be granted. These warrants shall be exercisable at $1.00 per share and expire on December 31, 2005. In October 2002, the noteholder converted the $150,000 note into 300,000 shares of the Company's common stock and paid all accrued interest owed to date. The remaining note of $100,000 continues to bear interest at 10% per annum and is due upon demand. As of June 30, 2003, the Company has paid all interest relating to this note. .


6.       RELATED PARTY TRANSACTIONS

         The Company has engaged a software development company to develop its internally developed products as well as modify its existing products. A significant shareholder and an officer of this software company is also the President and Chief Executive Officer of iGames. As of March 31, 2002 and March 31, 2003 the Company has paid approximately $198,000 and $105,000 in consulting fees to this related party. Additionally, as of March 31, 2003, the Company has accounts payable due to this related party of $20,495.

                           iGAMES ENTERTAINMENT, INC.
                          NOTES TO FINANCIAL STATEMENTS
  YEAR ENDED MARCH 31, 2003 AND FOR THE PERIOD MAY 9, 2002 (INCEPTION) THROUGH
     MARCH 31, 2001 AND FOR THE THREE MONTHS ENDED JUNE 30, 2003 (UNAUDITED)


7.       INCOME TAXES

         Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets (liabilities) are as follows:

                                                                March 31,
                                                            2003         2002
                                                            ----         ----
Deferred tax assets:
Net operating loss carryforwards .....................   $ 640,000    $ 183,000
Less valuation allowance .............................    (640,000)    (183,000)
Net deferred tax assets ..............................   $       -    $       -

         The net change in the valuation allowance during the year ended March 31, 2003 was an increase of $457,000.

         The reconciliation of the income tax computed at the U.S. federal statutory rate to income tax expense for the period ended March 31, 2002 and 2003:
                                                                March 31,
                                                            2003         2002
                                                            ----         ----
Tax benefit at federal statutory rate (34%) ..........   $ 792,000    $ 183,000
Nondeductible stock compensation .....................    (335,000)           -
Change in valuation allowance ........................    (457,000)    (183,000)
Net income tax benefit ...............................   $       -    $       -

         FASB No. 109 requires a valuation allowance to reduce the deferred tax assets reported if, based on weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. After consideration of all the evidence, both positive and negative, management has determined that a full valuation allowance at March 31, 2002 and 2003 is necessary to reduce the deferred tax assets to the amount that will more likely than not be realized. At March 31, 2003 the Company has available net operating loss carryforwards of approximately $1,900,000, which expire in the year 2023.

                           iGAMES ENTERTAINMENT, INC.
                          NOTES TO FINANCIAL STATEMENTS
  YEAR ENDED MARCH 31, 2003 AND FOR THE PERIOD MAY 9, 2002 (INCEPTION) THROUGH
     MARCH 31, 2001 AND FOR THE THREE MONTHS ENDED JUNE 30, 2003 (UNAUDITED)


8.       STOCKHOLDERS' EQUITY

         In April 2002, with the approval of the Board of Directors, the Company increased its authorized number of common stock issuable from 10,000,000, to 50,000,000 shares $.001 par value. Additionally, the Company is now authorized to issue 5,000,000 of preferred stock $.001 par value.

         In July 2001, in connection with the its organization, the Company issued an aggregate of 5,430,000 shares of common stock to our founders for total cash consideration of $23,000

         In August 2001, the Company solicited a private placement memorandum for the sale of units that consists of one share and one warrant to purchase a share of the Company's common stock. Between August and November 2001 the Company completed the sale of 2,455,000 shares of common stock and 2,455,000 stock purchase warrants exercisable at $1.00 per share expiring on December 31, 2005. The Company received gross proceeds of $1,227,500 and incurred offering costs of $138,225. In connection with the offering the Company issued 325,000 shares of common stock and 122,750 stock purchase warrants exercisable at $1.00 expiring on December 31, 2005.

         In September 2001 the Company issued 20,000 shares of common stock to a former officer. The Company valued these shares at $0.45 or the value of the shares sold under its private placement (less a 10% discount for market restrictions). In connection with this issuance the Company recorded $9,000 in compensation.

         In September 2002, the Company sold 1,500,000 units consisting of one share of its common stock and one warrant to purchase a share of common stock (exercisable at $1.00) for $0.50 per unit. The Company received proceeds from this stock sale of $652,500, which is net of offering costs paid of $97,500.

         In August 2002, the Company issued 100,000 options to acquire shares of the Company's common stock to a consultant; such options are exercisable at $0.10 per share and expire threes years from the grant date. The Company valued these options utilizing the Black-Scholes options pricing model using the following assumptions: risk free interest rate of 4.25%, volatility of 0%, an estimated life of three years, and dividend yield of 0%. The Company recognized $41,330 in noncash compensation relating to the issuance of these options. These options were subsequently canceled during the fourth quarter of fiscal year ended March 31, 2003.

                           iGAMES ENTERTAINMENT, INC.
                          NOTES TO FINANCIAL STATEMENTS
  YEAR ENDED MARCH 31, 2003 AND FOR THE PERIOD MAY 9, 2002 (INCEPTION) THROUGH
     MARCH 31, 2001 AND FOR THE THREE MONTHS ENDED JUNE 30, 2003 (UNAUDITED)


8. STOCKHOLDERS' EQUITY (continued)

         In August 2002, the Company issued 25,000 options to acquire shares of the Company's common stock to an employee; such options are exercisable at $0.10 per share and expire three years from the date of the grant. The Company has valued these options at $10,333 or $0.41 per option options utilizing the Black-Scholes options pricing model using the following assumptions: risk free interest rate of 4.25%, volatility of 0%, an estimated life of three years, and dividend yield of 0%. The Company's pro forma net loss as relating to the issuance of options to employees is $2,340,601 as of March 31, 2003 or $0.23 per share.

         In October 2002, a note of $150,000 was converted into 300,000 shares of the Company's common stock (see Note 5).

         In October 2002, the Company issued 150,000 shares of its restricted common stock to a director of the Company, who provided both financial and marketing consulting services. Such shares were valued at the fair market value on the date of the grant. The Company recorded $172,500 in noncash compensation.

         In October 2002, 10,000 shares of the Company's previously issued shares were cancelled.

         During the year ended March 31, 2003, the Company issued 1,200,000 shares to employees and consultants for services rendered. Accordingly, the Company has recorded $772,000 ($0.50-$1.30 per share), net of deferred compensation of $62,500, in compensation to reflect the issuance of these shares.

         In February 2003, the Company issued 300,000 shares of its common stock for the patent right to its Table Slots product. The shares were valued at the approximate fair market value on the date of the agreement (see Note 4).

         In March 2003, the Company sold 1,030,000 units consisting of one share of its common stock and one warrant to purchase a share of common stock (exercisable at $1.50) for $0.50 per unit. The Company received proceeds from this stock sale of $448,050, which is net of offering costs paid of $66,950. Additionally, the Company issued 5,000 shares of its common stock as part of the offering costs of this capital raise.

                           iGAMES ENTERTAINMENT, INC.
                          NOTES TO FINANCIAL STATEMENTS
  YEAR ENDED MARCH 31, 2003 AND FOR THE PERIOD MAY 9, 2002 (INCEPTION) THROUGH
     MARCH 31, 2001 AND FOR THE THREE MONTHS ENDED JUNE 30, 2003 (UNAUDITED)


8. STOCKHOLDERS' EQUITY (continued)

Stock option and warrant activity for the period for May 9, 2001 (inception) through March 31, 2002 and for the year ended March 31, 2003 is summarized as follows:

                                         Number of    Weighted average
                                           shares      exercise price
                                         ---------    ----------------
Outstanding at May 9, 2001 (inception)           -         $ 0.00
              Granted                    2,577,750           1.00
              Exercised                          -            -
              Canceled                           -            -
                                         ---------         ------

Outstanding at March 31, 2002            2,577,750           1.00
              Granted                    2,655,000           1.15
              Exercised                          -            -
              Canceled                    (100,000)         (0.10)
                                         ---------         ------

Outstanding at March 31, 2003            5,132,750         $ 1.08
                                         =========         ======

The following table summarizes the Company's stock options outstanding at March 31, 2003:

     Options exercisable                     Options outstanding
 ---------------------------    ----------------------------------------------
                                Weighted     Weighted                 Weighted
                                 average     average                  average
     Range of                   remaining    exercise                 exercise
 exercise price     Number        life        price       Number       price
 --------------    ---------    ---------    --------    ---------    --------
     $ 0.010          25,000      0.10        $ 0.010       25,000     $ 0.010
       1.00        4,077,750      3.28          1.00     4,077,750       1.00
       1.50        1,030,000      4.50          1.50     1,030,000       1.50
                   ---------                             ---------
                   5,132,750                             5,132,750
                   =========                             =========
                           iGAMES ENTERTAINMENT, INC.
                          NOTES TO FINANCIAL STATEMENTS
  YEAR ENDED MARCH 31, 2003 AND FOR THE PERIOD MAY 9, 2002 (INCEPTION) THROUGH
     MARCH 31, 2001 AND FOR THE THREE MONTHS ENDED JUNE 30, 2003 (UNAUDITED)


8.       STOCKHOLDERS' EQUITY (continued)

         In June 2003, the Company sold 500,000 units consisting of one share of its common stock and one warrant to purchase a share of common stock (exercisable at $1.00) for $0.50 per unit. The Company received proceeds from this stock sale of $235,000, which is net of offering costs paid of $15,000.

         In June 2003, the Company issued 100,000 shares of its restricted common stock to consultants for services rendered. The Company valued these shares at $0.71 per share and recorded noncash compensation expense of $71,000.

         The amortization of deferred compensation resulted in a noncash compensation expense of $18,750 for the quarter June 30, 2003.

         Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and related Interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the estimated fair value of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock. The Company has adopted the "disclosure only" alternative described in SFAS 123 and SFAS 148, which require pro forma disclosures of net income and earnings per share as if the fair value method of accounting had been applied.

9.       RENT EXPENSE

         The Company currently occupies its office space in Boca Raton, Florida, on a month-to-month basis. Monthly rental payments are approximately $3,200.

10.      GOING CONCERN

         The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has an accumulated deficit of $2,867,948 as of March 31, 2003 and had net losses and cash used in operations of $2,330,268 and $1,128,440 respectively, for the year ended March 31, 2003. The Company has a net loss of $424,937 for the three months ended June 30, 2003, an accumulated deficit of $3,292,885 at June 30, 2003, cash used in operations of $369,336 for the three months ended June 30, 2003 These conditions raise substantial doubt about the Company's ability to continue as a going concern.

         Management is in the process of implementing its business plan and has begun to generate revenues through the sale of its Protector device. Additionally, management is actively seeking additional sources of capital, but no assurance can be made that capital will be available on reasonable terms. Management believes the actions it is taking allow the Company to continue as a going concern. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

                           iGAMES ENTERTAINMENT, INC.
                          NOTES TO FINANCIAL STATEMENTS
  YEAR ENDED MARCH 31, 2003 AND FOR THE PERIOD MAY 9, 2002 (INCEPTION) THROUGH
     MARCH 31, 2001 AND FOR THE THREE MONTHS ENDED JUNE 30, 2003 (UNAUDITED)


11.      CONCENTRATION OF RISK

Customers:

         The Company's largest customer accounted for approximately 91% of the sales for the fiscal year ended March 31, 2003 and 0% of the sales for the period May 9, 2001 (inception) through March 31, 2002.

Uninsured Cash Balances:

         The Company is subject to concentration of credit risk from investments and cash balances on hand with banks and other financial institutions, which may be in excess of the Federal Deposit Insurance Corporation's insurance limits. As of March 31, 2003, the Company had $309,082 in cash in excess of the insured limit.


12.      SUBSEQUENT EVENTS

         On June 4, 2003, the Company issued 100,000 shares of its common stock to three financial consultants for services rendered. The Company valued these shares at $71,000 or $0.71 per share.

         On June 13, 2003, the Company sold 500,000 units consisting of one share of its common stock and one warrant to purchase a share of common stock (exercisable at $1.50) for $0.50 per unit. The Company received gross proceeds from this stock sale of $250,000.


13.      CUSTOMER DEPOSITS (unaudited)

         As of June 30, 2003, the Company has approximately $110,000 in unfulfilled sales orders which it has received deposits on these orders of $63,458.


14.      LINE OF CREDIT (unaudited)

         On April 4, 2002, the Company entered into a $150,000 one-year renewable line of credit with a bank. This debt matures April 4, 2004 and bears interest at 6% per annum, with interest payable monthly. This debt is collateralized by a $150,000 restricted certificate of deposit that matures on April 4, 2004 and pays interest at 1.65% per annum. As of June 30, 2003, the balance of this line of credit is $100,278.